                                                                   EXHIBIT 10.18



                           PURCHASE AND SALE AGREEMENT




                                      AMONG


                               CALPINE CORPORATION

                            CALPINE NATURAL GAS L.P.

                                       AND


                            BILL BARRETT CORPORATION


                              DATED AUGUST 17, 2004

                          EFFECTIVE DATE: JULY 1, 2004

                                TABLE OF CONTENTS

PART ONE..............................................................................................................1

   SUBJECT MATTER, DEFINITIONS AND RULES OF CONSTRUCTION..............................................................1
      Section 1.1    Subject Matter...................................................................................1
      Section 1.2    Definitions......................................................................................1
         Actual Knowledge.............................................................................................1
         Affiliate....................................................................................................1
         Agreed Rate..................................................................................................1
         Agreement....................................................................................................2
         Applicable Law...............................................................................................2
         Asset........................................................................................................2
         Assumed Liabilities..........................................................................................2
         Beneficial Interests.........................................................................................2
         Burdens......................................................................................................3
         Business Day.................................................................................................3
         Closing......................................................................................................3
         Closing Date.................................................................................................3
         Code.........................................................................................................3
         Confidentiality Agreement....................................................................................3
         Contracts....................................................................................................3
         Corporate Documents..........................................................................................3
         Easements....................................................................................................3
         Effective Date...............................................................................................3
         Environmental Condition......................................................................................3
         Facilities...................................................................................................6
         Fee Interests................................................................................................6
         Governmental Body............................................................................................6
         Hydrocarbons.................................................................................................6
         Leases.......................................................................................................6
         Losses.......................................................................................................7
         Net Revenue Interest.........................................................................................7
         Party........................................................................................................7
         Permitted Encumbrances.......................................................................................7
         Person.......................................................................................................8
         Personal Property............................................................................................9
         Plugging and Abandonment.....................................................................................9
         Remediation.................................................................................................10
         Tax.........................................................................................................10
         Third Person................................................................................................10
         Title Defect................................................................................................10
         Wells.......................................................................................................11
      Section 1.3    Other Definitions in the Agreement..............................................................11
      Section 1.4    Rules of Construction...........................................................................12

PART TWO.............................................................................................................13

   SALE AND PURCHASE.................................................................................................13

      Section 2.1    Assets..........................................................................................13
      Section 2.2    Purchase Price..................................................................................13
      Section 2.3    Allocation of Purchase Price....................................................................13
      Section 2.4    Performance Deposit and Liquidated Damages......................................................13
      Section 2.6    Method of Payment...............................................................................14

PART THREE...........................................................................................................14

   REPRESENTATIONS AND WARRANTIES....................................................................................14
      Section 3.1    Seller..........................................................................................14
      Section 3.2    Buyer...........................................................................................17
      Section 3.3.   Disclaimers and Notifications...................................................................18

PART FOUR............................................................................................................20

   COVENANTS.........................................................................................................20
      Section 4.1    Covenants of Seller.............................................................................20
      Section 4.2    Covenants of Buyer..............................................................................21
      Section 4.3    Covenants of Seller and Buyer...................................................................22

PART FIVE............................................................................................................28

   TAXES.............................................................................................................28
      Section 5.1    Payment and Apportionment of Real Property Taxes and Personal Property Taxes....................28
      Section 5.2    Sales Taxes.....................................................................................28
      Section 5.3    Other Taxes.....................................................................................29
      Section 5.4    Cooperation.....................................................................................29
      Section 5.5    Tax Proceedings.................................................................................29
      Section 5.6    Purchase Price Allocation.......................................................................29

PART SIX.............................................................................................................30

   ENVIRONMENTAL MATTERS.............................................................................................30
      Section 6.5    Covenant of Cooperation.........................................................................31
      Section 6.6    Selection and Performance of Remedies...........................................................32
      Section 6.10   Exclusive Remedies..............................................................................33

PART SEVEN...........................................................................................................33

   TITLE MATTERS.....................................................................................................33
      Section 7.1    Confidentiality Agreement.......................................................................33
      Section 7.2    Preferential Purchase Rights....................................................................33
      Section 7.3    Required Consents...............................................................................33
      Section 7.4    Title Defects...................................................................................34
      Section 7.5    Seller's Right to Cure..........................................................................34
      Section 7.6    Contested Title Defects.........................................................................35
      Section 7.7    Title Indemnity Payments........................................................................35
      Section 7.8    Interest Additions..............................................................................36
      Section 7.8    Reconveyance....................................................................................37

PART EIGHT...........................................................................................................37

   INDEMNITY.........................................................................................................37
      Section 8.1    General Indemnification.........................................................................37
      Section 8.2    Method of Asserting Claims, Etc.................................................................38
      Section 8.3    Payment.........................................................................................39
      Section 8.4    Disputed Claims.................................................................................40
      Section 8.5    Applicability of Part Eight.....................................................................40

PART NINE............................................................................................................40

   CONDITIONS PRECEDENT..............................................................................................40
      Section 9.1    Conditions Precedent of Seller..................................................................40
      Section 9.2    Conditions Precedent of Buyer...................................................................41

PART TEN.............................................................................................................43

   MISCELLANEOUS.....................................................................................................43
      Section 10.1   Notices.........................................................................................43
      Section 10.2   Modification....................................................................................44
      Section 10.3   Governing Law...................................................................................45
      Section 10.4   Exhibits........................................................................................45
      Section 10.5   Counterparts....................................................................................45
      Section 10.6   Invalidity......................................................................................45
      Section 10.7   Entire Agreement and Construction...............................................................45
      Section 10.8   Expenses........................................................................................45
      Section 10.9   Waivers and Amendments..........................................................................45
      Section 10.10  Binding Effect:  Assignment.....................................................................46
      Section 10.11  Survival of Representations and Covenants.......................................................46
      Section 10.12  Arbitration of Disputes.........................................................................46
      Section 10.13  Conflict........................................................................................48

                             SCHEDULES AND EXHIBITS


Schedules

         A.         Leases
                    A-1 Lease Plat
         B.         Fee Interests
         C.         Contracts
         D.         Beneficial Interests
         E.         Excluded Contracts
         F.         Assets Not Included
         G.         Permitted Encumbrances
         H.         Property
         2.3        Allocation of Purchase Price
         3.1(e)     Litigation
         3.1(f)     Seller's Consents Not Received
         3.1(g)     Environmental Claims
         3.1(h)     Current Commitments
         3.1(o)     Gas Imbalances
         7.2        Preferential Rights
         10.12      Dispute Resolution

Exhibits

         1.         Form of Assignment
         2.         Form of Deed
         3.         Form of Opinion Letter
         4.         Form of Certificates
         5.         Due Diligence Certificate

                           PURCHASE AND SALE AGREEMENT


         The Agreement dated as of August 17, 2004, is made and entered into between Calpine Corp., a Delaware corporation and Calpine Natural Gas L.P., a Delaware limited partnership both having an office at 717 Texas Avenue, Suite 1000, Houston, Texas 77002, (collectively "Seller") and Bill Barrett Corporation, a Delaware corporation, having an office at 1099 18th Street, Suite 2300, Denver, Colorado 80202 ("Buyer").


                                    PART ONE

              SUBJECT MATTER, DEFINITIONS AND RULES OF CONSTRUCTION

         Section 1.1 Subject Matter. The subject matter of the Agreement is the sale, assignment, transfer or conveyance of Seller's interest in the Assets, the purchase of the Assets and the assumption of the Assumed Liabilities by Buyer, and the terms and conditions upon which the sale shall take place.

         Section 1.2 Definitions. For purposes of the Agreement, except as otherwise expressly provided or unless the context otherwise requires, the terms defined in this Section 1.2 have the meanings herein assigned to them and the capitalized terms defined elsewhere in the Agreement, by inclusion in quotation marks and parentheses, shall have the meanings so ascribed to them.

         "Actual Knowledge" means actually known, after due inquiry by Hugo Cartaya (Director of Operations), Art Klavan (Sr. Vice President, Calpine Fuels Corp.), Ed Seeman (Director Reservoir Engineering), Bill Berilgen (President, Calpine Fuels Corp), Roxy Blu (Director of Land) or Bert Bates (Director, North America EH&S).

         "Affiliate" means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing, it being understood and agreed that with respect to a corporation, control shall mean a direct or indirect ownership of more than fifty percent (50%) of the voting stock.

         "Agreed Rate" means a rate per annum which is equal to the lesser of
         (i) a rate which is one percent (1%) above the prime rate of interest of J.P. Morgan Chase Bank, New York, New York, as announced or published by such bank from time to time (adjusted from time to time to reflect any changes in such rate determined hereunder), or (ii) the maximum rate from time to time permitted by Applicable Law.

         "Agreement" means this Purchase and Sale Agreement, including the Schedules and Exhibits.

         "Applicable Law" means any applicable law, order, regulation, permit, judgment or decree of any Governmental Body, including the common or civil law of any Governmental Body, including but not limited to those relating to occupational safety and health, consumer product safety, employee benefits, environmental laws, securities, or zoning laws or regulations.

         "Assets" mean the Fee Interests, Gathering System, Leases, Personal Property, Facilities, Easements, Contracts, and Beneficial Interests, but excluding the Excluded Assets.

         "Assumed Liabilities" means:

                  (a) all liabilities, duties, and obligations that accrue on and after the Effective Date from ownership or operation of the Assets;

                  (b) all liabilities and obligations with respect to Plugging and Abandonment;

                  (c) all duties, liabilities and obligations that accrue on and after the Effective Date under the Contracts, Fee Interests, Leases, Easements and Beneficial Interests, including, without limitation, all obligations with respect to gas imbalances associated with the Assets as set forth in Section 4.3(o);

                  (d) all liabilities and obligations with respect to funds attributable to Third Persons but suspended or impounded by Seller prior to the Effective Date but only to the extent of the amount of such suspended or impounded funds.

                  (e) all other duties, liabilities, and obligations assumed by Buyer under the Agreement.

         "Beneficial Interests" means any and all rights, titles and interests owned by Seller in, under or derived from all of the presently existing pooling, unitization and communitization agreements or other operating agreements and the units created thereby (including without limitation, all units formed under orders, regulations, rules or other official acts of any Governmental Body having jurisdiction) insofar and only insofar as they relate to any of the Leases or Fee Interests or to the production of Hydrocarbons from or attributable to such Leases or Fee Interests as set forth on Schedule D.

         "Burdens" means royalties (including both lessor royalties and nonparticipating royalty interests), overriding royalties, production payments, and other similar obligations payable out of production.

         "Business Day" means any day when commercial banks are generally open for regular business in the State of Colorado.

         "Closing" means the closing of the transactions contemplated by the Agreement at 10:00 a.m., at Seller's offices at 717 Texas Ave., Suite 1000, Houston, Texas 77002, on the Closing Date or at such other time or place as the Parties may mutually agree upon in writing.

         "Closing Date" means September 1, 2004, or such other date as the Parties may mutually agree upon in writing.

         "Code" means the United States Internal Revenue Code of 1986, as amended.

         "Confidentiality Agreement" means the Confidentiality Agreement between Seller and Buyer dated August 6, 2004.

         "Contracts" means all contracts and agreements whether recorded or unrecorded in existence at the Effective Date, which affect the Leases, Fee Interests, Personal Property, Beneficial Interests, Facilities and Easements, insofar and only insofar and only to the extent as they specifically relate to the Leases, Fee Interests, Personal Property, Beneficial Interests, Facilities and Easements, including but not limited to the contracts and agreements set forth on Schedule C, but specifically excluding the Easements, Leases, Beneficial Interests, and the contracts and agreements set forth on Schedule E.

         "Corporate Documents" means with respect to a Delaware corporation the Certificate of Incorporation and By-Laws or the equivalent documents of a corporation or other business entity organized under the laws of another jurisdiction.

         "Easements" means Seller's non-exclusive rights to the use and occupancy of the surface, including, without limitation, tenements, appurtenances, surface leases, easements, permits, licenses, franchises, servitudes and rights-of-way in any way appertaining, belonging, affixed or incidental to or used in connection with the ownership or operation of the Fee Interests, Leases, Facilities and Beneficial Interests, whether recorded or unrecorded;

         "Effective Date" means 7:00 a.m., MDT, July 1, 2004 at the location of the Assets.

         "Environmental Condition" means any condition existing prior to the Effective Date, and only to the extent in existence on the Effective Date with respect to the air, land, soil, surface, subsurface strata, surface water, ground water, or sediments which causes a Property to be subject to remediation under, or not in compliance with, an Environmental Law, Environmental Permit, a Lease or a Contract, but excluding the conditions associated with, or included in the definition of, Plugging and Abandonment.

         "Environmental Law" means any existing or future Applicable Law relating to pollution or the protection of the environment, health or safety including, without limitation, laws relating to air, water, land and the generation, storage, treatment, transportation, handling, release or disposal of waste materials including, without limitation, the Clean Air Act, as amended, the Federal Water Pollution Control Act, as amended, the Safe Drinking Water Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), as amended, the Superfund Amendments and Reauthorization Act of 1986 ("SARA"), as amended, the Resource Conservation and Recovery Act ("RCRA"), as amended, the Hazardous and Solid Waste Amendments Act of 1984, as amended, the Toxic Substance Control Act, as amended, and the Occupational Safety and Health Act ("OSHA"), as amended but shall not include any Applicable Law associated with Plugging and Abandonment.

         "Environmental Permits" means any environmental and health and safety permits, licenses, approvals, consents, certificates and other authorizations necessary for the ownership or operation of the Properties.

         "Excluded Assets" means:

                  (a) all (i) trade credits, accounts receivable, notes receivables and other receivables attributable to Seller's interest in the Assets with respect to any period of time prior to the Effective Date; (ii) deposits, cash, checks in process of collection, cash equivalents and funds attributable to Seller's interest in the Assets with respect to any period of time prior to the Effective Date.

                  (b) all corporate, financial, legal, personnel and Tax records of Seller; provided however that Seller shall provide reasonable access to such records that are related to the Assets to the extent that such records are not privileged or confidential;

                  (c) all claims and causes of action of Seller (i) arising from acts, omissions or events, or damage to or destruction of property, occurring prior to the Effective Date or (ii) affecting any of the excluded assets as set forth in (a) through (r) of this definition;

                  (d) all rights, titles, claims and interests of Seller (i) under any policy or agreement of insurance or indemnity; (ii) under any bond; or (iii) to any insurance or condemnation proceeds or awards;

                  (e) subject to the provisions of Section 4.3(p), all Hydrocarbons produced from or attributable to the Assets with respect to all periods prior to the Effective Date;

                  (f) claims of Seller for refunds of or loss carry forwards with respect to (i) Taxes attributable to any period prior to the Effective Date; (ii) Taxes attributable to any of the excluded assets as set forth in (a) through (r) of this definition; or (iii) any Tax credits accruing to the Assets prior to the Effective Date.

                  (g) all amounts due or payable to Seller as adjustments or refunds under any Contracts affecting the Assets, with respect to any period prior to the Effective Date including, without limitation, amounts recoverable from audits under operating agreements;

                  (h) all amounts due or payable to Seller as adjustments to insurance premiums related to the Assets with respect to any period prior to the Effective Date;

                  (i) all proceeds, benefits, income or revenues accruing (and any security or other deposits made) with respect to (i) the Assets prior to the Effective Date; and (ii) any of the excluded assets as set forth in (a) through (r) of this definition;

                  (j) all of Seller's seismic and geophysical information and data, together with all geological information and data, whether proprietary in Seller or licensed from Third Persons, and whether or not covering or affecting the Assets;

                  (k) all of Seller's interpretive data;

                  (l) the non-exclusive right reserved unto the Seller to use the Easements;

                  (m) all of Seller's intellectual property, including but not limited to computer software, patents, trade secrets, copyrights, names, marks, and logos;

                  (n) all of Seller's vehicles, trucks (including associated tools), boats, tools, pulling machines, warehouse stocks, microwave equipment, computer equipment and remote terminal units; equipment and material temporarily located on the Assets; and any pipelines, easements, fixtures, LACT units, tanks or equipment located on the Assets which belong to lessors or other Third Persons engaged in the business of purchasing, processing or transporting Hydrocarbons;

                  (o) all of Seller's interest in any lands or depths covered by the Leases, Fee Interests and Beneficial Interests which are specifically excluded from the descriptions set forth on Schedules A, B and C.

                  (p) records and documents subject to confidentiality provisions, claims of privilege, or other restrictions on access;

                  (q) all rights of ingress, egress and surface use retained by Seller in connection with its obligations under Part Six of this Agreement; and

                  (r) all other assets set forth on Schedule F.

         "Facilities" means facilities and equipment, whether active or inactive, that are customarily used directly in the production of Hydrocarbons, including, but not limited to injection facilities, disposal facilities, field separators, liquid extractors, compressors, LACT units, plants, tanks and the like.

         "Fee Interests" means all rights, titles and interests owned by Seller in all the fee and mineral fee interests described on Schedule B, insofar and only insofar as such Fee Interests cover the lands and depths set forth in Schedule B. The Fee Interests shall include all of Seller's right, title and interest to all depths unless specifically limited on Schedule B.

         "Gathering System" means the Gibson Gulch gas gathering system and all related pipelines, processing and compression facilities associated with the Properties.

         "Governmental Body" means any federal, state, Indian, county, municipal, or other federal, state or local governmental authority or judicial or regulatory agency, board, body, department, bureau, commission, instrumentality, court, tribunal or quasi-governmental authority in any jurisdiction (domestic or foreign) having jurisdiction over any Asset or Party to this transaction, or any of the transactions contemplated by the Agreement.

         "Hydrocarbons" means crude oil, natural gas, casinghead gas, condensate, sulphur, natural gas liquids, plant products and other liquid or gaseous hydrocarbons (including CO2), and all other minerals of every kind and character which may be covered by or included in the Assets.

         "Leases" means any and all rights, titles and interests owned by Seller in all of the oil, gas or mineral leases and other interests described on Schedule A insofar and only insofar as such Leases cover the lands and depths set forth in Schedule A. The Leases shall include all of Seller's right, title and interest to all depths unless specifically limited on Schedule A and shall include, whether or not specifically set forth on Schedule A any rights, titles and interests owned by Seller in all of the oil, gas or mineral leases owned by Seller as of the Effective Date within the area shown on Schedule A-1.

         "Losses" means any and all losses, liabilities, claims, demands, penalties, fines, assessments, settlements, damages and any related expenses of whatever kind or nature, known or contingent or otherwise, including, without limitation, legal, accounting, consulting and investigation expenses and litigation costs including without limitation, response, remedial or inspection costs or any cleanup and laboratory costs, but excluding consequential damages.

         "Net Revenue Interest" means Seller's share of production or revenue from (or where subject to a unit or pooling agreement, allocated under such agreement to) a Property, net of all Burdens related to such Property as set forth on Schedule H..

         "Party" means either Buyer or Seller.

         "Permitted Encumbrances" means

                  (a) Burdens to the extent that the aggregate effect of such Burdens do not reduce the Net Revenue Interest of a Property or Lease below that shown on Schedule H or Schedule 2.3, respectively;

                  (b) division orders and sales contracts;

                  (c) rights of reassignment which arise prior to abandonment, surrender or release of oil, gas or mineral leases;

                  (d) rights to consent by, required notices to, filings with, or other actions by, any Governmental Body in connection with the sale or conveyance of oil and gas leases or interests therein, or the assumption of operatorship, if they are customarily obtained subsequent to the sale or conveyance;

                  (e) easements, rights-of-way, servitudes, permits, surface leases and other rights relative to surface use and occupancy including, without limitation, pipeline operations, grazing, logging, canals, ditches, reservoirs and similar rights and conditions, covenants or other similar restrictions on and over the surface of the Leases, Easements, Beneficial Interests or Fee Interests provided that any unrecorded easements, rights-of-way, servitudes, permits, surface leases and such other rights do not materially interfere with the use or operation of the Leases, Easements, Beneficial Interests or Fee Interests;

                  (f) recorded easements for streets, alleys, highways, pipelines, telephone lines, power lines, railways and similar easements and rights-of-way, on, over or in respect to the Leases, Beneficial Interests, Easements or Fee Interests;

                  (g) all leases, operating agreements, operator liens and working interest owner liens, unit, communitization and pooling agreements, farmout and subleases and farmin agreements and all Contracts that do not affect the Net Revenue Interest;

                  (h) all Applicable Laws of any Governmental Body, and all rights reserved to or vested in any Governmental Body to control or regulate the Assets in any manner, including, without limitation, any adjustment in the Net Revenue Interest or Working Interest of a particular Property or Lease, caused by, or as the result of, any action of a Governmental Body which is not the result of any negligent act or omission of Seller;

                  (i) liens for Taxes or assessments not yet due and payable or not yet delinquent, or if delinquent, that are being contested in good faith by appropriate action brought in the normal course;

                  (j) reversionary interests arising under farmout and farmin agreements, subleases, and the non-consent provisions of applicable operating agreements;

                  (k) liens imposed by Applicable Law, such as carriers', warehousemen's and mechanics' liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than sixty (60) days past due or which are being contested in good faith or for which funds have been set aside;

                  (l) consents to assign that have been obtained or waived and preferential rights to purchase that have been waived or for which the time period to exercise has expired;

                  (m) defects that have been cured by possession under applicable statutes of limitation;

                  (n) other minor defects or irregularities generally waived by prudent purchasers of oil and gas properties and that do not materially impair the value, ownership or use of the affected Property or Lease; and

                  (o) others as set forth on Schedule G.

         "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, estate, unincorporated organization, other business entity or any Governmental Body.

         "Personal Property" means to the extent attributable to the Fee Interests, Leases, Easements, Contracts and Beneficial Interests, but excluding any personal property owned by any Third Person as described on Schedule F or any of Seller's Affiliates and subject to the limitations below, all of Seller's right, title and interest in and to:

                  (a) all Wells (whether plugged or unplugged), equipment, Facilities and personal property of any kind including, but not limited to, tubing, casing, wellheads, pumping units, production units, compressors, valves, meters, flowlines, tanks, heaters, separators, dehydrators, pumps, injection units, gates and fences, which are located on or connected with the Fee Interests, Gathering System, Leases, and Beneficial Interests and which are used solely and exclusively in connection with the production, separation, storage, treatment, gathering or transportation of Hydrocarbons from or attributable to the Fee Interests, Leases, and Beneficial Interests and that are not presently used in connection with any excluded assets;

                  (b) all licenses, authorizations, permits, variances and similar rights and interests related to the Fee Interests, Gathering System, Leases, Facilities, Easements, Contracts and Beneficial Interests and personal property defined in (a) above;

                  (c) all other rights, privileges, benefits and powers conferred upon the owner and holder of the Fee Interests, Gathering System, Leases, Facilities, Easements, Contracts and Beneficial Interests and personal property defined in (a) and (b) above; and

                  (d) copies of applicable general operating records, well files (including applicable well logs and production data), lease files, land files, environmental compliance files, regulatory reports and certificates, abstracts and title work pertaining to the Fee Interests, Leases, Easements, Facilities, Contracts and Beneficial Interests and personal property defined in (a) above, but excluding: records containing trade secrets unrelated to the Assets (copies of which records shall be made available to Buyer with information concerning trade secrets unrelated to the Assets being redacted by Seller), legal files, attorney-client communications or attorney work product materials and other similar documents covered by privilege, records and documents subject to confidentiality provisions and auditor's reports.

         "Plugging and Abandonment" means all plugging, replugging, abandonment, removal, disposal or restoration associated with the Assets, including, but not limited to, all plugging and abandonment, removal, surface restoration, site clearance and disposal of the wells, structures and Personal Property located on or associated with the Assets, the removal or capping and burying of all associated flowlines, the restoration of the surface in accordance with Applicable Laws or the terms and conditions of the applicable Leases or Contracts, whichever is more stringent, site clearance, as required by Applicable Laws, and any disposal of related waste materials, including naturally occurring radioactive material ("NORM") and asbestos, and shall include such Wells, structures, and Personal Property associated with any of the Assets, whether drilled or placed on a Lease, Fee Interest, or Beneficial Interest prior to, at, or after the Closing Date.

         "Property" means a Well, or a unitized or communitized area described on Schedule H.

         "Remediation" or "Remediate" means affirmative actions or remedial work taken to remove or otherwise remedy an Environmental Condition, including but not limited to any survey, site assessment, audit, investigation, inspection, sampling, analysis, removal, excavation, pump and treat, cleanup, disposal, storage, handling or treatment, excluding those actions associated with Plugging and Abandonment.

         "Tax" means any and all fees (including, without limitation, documentation, license, recording, filing and registration fees), taxes (including without limitation, production, gross receipts, ad valorem, value added, windfall profit tax, environmental tax, turnover, sales, use, personal property (tangible and intangible), stamp, leasing, lease, user, leasing use, excise, franchise, transfer, heating value, fuel, excess profits, occupational, interest equalization, lifting, oil, gas, or mineral production or severance, and other taxes), levies, imposts, duties, charges or withholdings of any nature whatsoever, imposed by any Governmental Body or taxing authority thereof, domestic or foreign, together with any and all penalties, fines, additions to tax and interest thereon, whether or not such tax shall be existing or hereafter adopted.

         "Third Person" means a Person other than a Party or an Affiliate of a Party.

         "Title Defect" means any one of the following:

                  (1) Seller's title as of the Effective Date as to all or any part of the Property or a Lease is subject to an outstanding mortgage, deed of trust, lien, or other monetary encumbrance or adverse claim not listed or referenced on Schedule G that would induce a purchaser to suspend payment of proceeds for the Property or a Lease or require the furnishing of security or indemnity, or title to any Property or Lease is not vested in Seller such that would induce a purchaser to suspend payment of proceeds for the Property or Lease or require the furnishing of security or indemnity;

                  (2) Seller's Net Revenue Interest attributable to a Property or a Lease as of the Effective Date is less than that shown on Schedule H or Schedule 2.3, respectively, or Seller's Working Interest attributable to a Property or a Lease as of the Effective Date is greater than that shown on Schedule H, or Schedule 2.3, respectively, without a corresponding increase in Seller's Net Revenue Interest in the Property or the Lease; or

                  (3) Seller's Net Revenue Interest would be reduced if a Third Person were to exercise a reversionary, back-in, or other similar right not listed or referenced on Schedule H;



         but shall not include any Permitted Encumbrances or preferential rights to purchase.

         "Wells" means, whether active or inactive, any orifice in the ground, completed or being drilled, including without limitation, those previously plugged and abandoned, those drilled for the production of Hydrocarbons, for injection, for disposal or for water sources.

         "Working Interest" means that share of costs and expenses associated with the exploration, maintenance, development and operation of a Property that Seller is required to bear and pay.

         Section 1.3 Other Definitions in the Agreement. The following terms shall have the respective meanings ascribed to them in the Sections of the Agreement set forth below opposite such terms:



                                                Section
                                                -------

AFE                                             3.1(h)
Aggregate Environmental Defect Value            6.6
Aggregate Title Defect Value                    7.7
Assignments                                     9.1(i)
Buyer                                           Preamble
Claim Notice                                    8.2(a)
Cure                                            7.5
Cure Notice                                     7.5
Deeds                                           9.1(j)
Defect Value                                    7.4
Environmental Defect Notice                     6.2
Environmental Defect Value                      6.2
Environmental Notice Deadline                   6.2
Environmental Rejection Notice                  6.3(b)
Final Recap Amount                              4.3(h)
Final Recapitulation Statement                  4.3(h)
Final Settlement Date                           4.3(h)
Indemnified Party                               8.2(a)

Indemnifying Party                              8.2(a)
Interest Addition                               7.8
Interest Addition Notice                        7.8
Interest Addition Payment                       7.8
Interest Addition Rejection Notice              7.8
Interest Addition Value                         7.8
Individual Threshold                            6.1
NORM                                            1.2
Notice Period                                   8.2(a)
Offset                                          7.8
Performance Deposit                             2.4
Permits                                         3.l(1)
Precedent Agreement                             4.3(f)
Purchase Price                                  2.2
Rejection Notice                                7.6
Review Period                                   6.1
Seller                                          Preamble
Title Defect Notices                            7.4
Title Indemnity Payment                         7.4


         Section 1.4 Rules of Construction. For purposes of the Agreement:

                  (a) General. Unless the context otherwise requires (i) "or" is not exclusive; (ii) an accounting term not otherwise defined has the meaning assigned to it in accordance with accounting principles that are generally accepted in the United States of America; (iii) words in the singular include the plural and words in the plural include the singular; (iv) words in the masculine include the feminine and words in the feminine include the masculine; (v) any date specified for any action that is not a Business Day shall be deemed to mean the first Business Day after such date; and (vi) a reference to a Person includes its successors and assigns.

                  (b) Parts and Sections. References to Parts and Sections are, unless otherwise specified, to Parts and Sections of the Agreement. Neither the captions to Parts or Sections hereof nor the Table of Contents shall be deemed to be a part of the Agreement.

                  (c) Exhibits and Schedules. The Exhibits and Schedules form part of the Agreement and shall have the same force and effect as if set out in the body of the Agreement.

                  (d) Other Agreements. References herein to any agreement or other instrument shall, unless the context otherwise requires (or the definition thereof otherwise specifies), be deemed references to that agreement or instrument as it may from time to time be changed, amended or extended. There is no incorporation by reference unless stated.


                                    PART TWO

                                SALE AND PURCHASE


         Section 2.1 Assets. At Closing, Seller agrees to sell, assign, transfer and convey to Buyer the Assets and Buyer agrees to purchase and pay for the Assets and assume the Assumed Liabilities.

         Section 2.2 Purchase Price. The purchase price shall be One Hundred Thirty Nine Million Seven Hundred and Fifty Thousand Dollars ($139,750,000) plus or minus the adjustments specifically set forth in the Agreement (the "Purchase Price").

         Section 2.3 Allocation of Purchase Price. Schedule 2.3 sets forth a good faith allocation of the Purchase Price among the Properties which comprise the Assets, which allocation was prepared by Buyer and delivered to Seller on August 17, 2004. Such allocation has been provided for the purpose of (i) establishing a basis for certain Taxes, (ii) obtaining waivers of or making offers with respect to any preferential rights to purchase the Assets, and (iii) handling those instances for which the Purchase Price is adjusted as provided herein.

         Section 2.4 Performance Deposit and Liquidated Damages. Buyer shall tender to Seller immediately upon execution of the Agreement, a non-refundable (except as provided in Section 2.6, below) cash performance deposit in the amount of Seven Million Dollars ($7,000,000) (the "Performance Deposit"). At Closing, Buyer shall pay and deliver to Seller the remaining unpaid portion of the Purchase Price adjusted as provided herein, and adjusted upward or downward pursuant to Parts Six and Seven.

                      EXCEPT AS PROVIDED IN SECTIONS 2.6(a) OR (c), IF BUYER FAILS TO COMPLETE THE TRANSACTION SET FORTH IN THIS AGREEMENT, THE PARTIES AGREE THAT SELLER SHALL RETAIN THE PERFORMANCE DEPOSIT AS LIQUIDATED DAMAGES, WHICH THE PARTIES AGREE IS A REASONABLE SUM CONSIDERING ALL THE CIRCUMSTANCES EXISTING ON THE DATE OF THIS AGREEMENT, INCLUDING THE RELATIONSHIP OF THE SUM OF THE RANGE OF HARM TO SELLER THAT REASONABLY COULD BE ANTICIPATED AND THE ANTICIPATION THAT PROOF OF ACTUAL DAMAGES WOULD BE COSTLY OR INCONVENIENT. IN PLACING THEIR INITIALS BELOW, EACH PARTY SPECIFICALLY CONFIRMS THE ACCURACY OF THE STATEMENTS MADE ABOVE AND THE FACT THAT EACH PARTY WAS REPRESENTED BY COUNSEL WHO EXPLAINED THE CONSEQUENCES OF THIS LIQUIDATED DAMAGES PROVISION AT THE TIME THIS AGREEMENT WAS MADE.

                 Seller                                Buyer
                 Initial  /s/ MG                       Initial  /s/ WJB  ]
                        ----------                            -----------


         Section 2.6 Termination. The following provisions shall apply in the event of termination of this Agreement:

         (a) If this Agreement is terminated (i) by the mutual agreement of the Seller and the Buyer and not as the result of the failure of either Party to perform its obligations hereunder, or (ii) pursuant to Sections 4.3(e), 6.6 or
7.7 or (ii) because the conditions precedent to a Party's performance as set forth in Part Nine have not occurred, such termination shall be without liability of any Party or any affiliate, director, officer, employee, agent or representative of such Party, and Seller shall return the Performance Deposit to Buyer.

         (b) If this Agreement is terminated as a result of the failure of Buyer to perform its obligations hereunder, then Seller shall retain the Performance Deposit together with interest accrued thereon as liquidated damages, as its sole remedy, for such failure.

         (c) If this Agreement shall be terminated as a result of the failure of Seller to perform its obligations hereunder, then Seller shall refund the Performance Deposit together with interest accrued at the Agreed Rate to Purchaser.

         Section 2.7 Method of Payment. Any amount payable under the Agreement shall be payable in immediately available funds by means of a wire transfer, if to Seller, to Seller's account at Bank One, Houston NA, ABA #111000614, account number 188-414-8246 (with immediate telephone notice to Michael Gerlich at phone number 713.335.4037, or to such other account number as Seller may by written notice direct, or if to Buyer, to Buyer's account as may be designated by Buyer.


                                   PART THREE

                         REPRESENTATIONS AND WARRANTIES


         Section 3.1 Seller. Seller represents and warrants to Buyer that:

                  (a) Organization and Standing. Calpine Corp. is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, and is in good standing as a foreign corporation in all jurisdictions where the nature of the Assets requires it. Calpine Natural Gas L.P. is a limited partnership duly organized, validly existing, and in good standing under the laws of the State of Delaware and is in good standing under the laws of the State of Delaware and is in good standing as a foreign partnership in all jurisdictions where the nature of the Assets requires it.

                      (b) Authority. Seller has the corporate power and authority to enter into and perform the Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Seller of the Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action and the Agreement has been duly executed and delivered by Seller.

                      (c) Validity of Agreement. The Agreement is a legal, valid and binding obligation of Seller enforceable against Seller in accordance with the terms of the Agreement, except as enforcement may be limited by bankruptcy, insolvency or other similar Applicable Laws now or hereafter in effect affecting the enforcement of creditors' rights in general. The enforceability of Seller's obligations under the Agreement is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                      (d) No Violation. The execution and delivery of the Agreement and the performance by the Seller of the terms of the Agreement do not conflict with or result in a violation of the Corporate Documents of Seller or any agreement, instrument, order, writ, judgment or decree to which Seller is a party or is subject.

                      (e) Litigation. Except as set forth on Schedule 3.1(e), there are no actions, suits, or proceedings pending or to the Actual Knowledge of Seller threatened against Seller as to the Assets, before any court or arbitration tribunal or before or by any Governmental Body in which the claim is in excess of Fifty Thousand Dollars ($50,000.00) for any one claim or One Million Dollars ($1,000,000.00) in the aggregate.

                      (f) No Consents Required. Except as set forth in Section 4.3(d) and on Schedule 3.1(f), no preferential purchase rights, consents, approvals or other action by, or filings with any Person or Governmental Body are required in connection with the execution, delivery and performance by Seller of the Agreement.

                      (g) Environmental Claims. Except as set forth on Schedule 3.1(g), to Seller's Actual Knowledge, there are no pending written claims, actions or proceedings by any Third Person or Governmental Body caused by or arising out of any Condition against the Seller, the Assets, or the ownership or operation thereof and there are no Environmental Conditions presently under Remediation.

                      (h) Current Commitments. Schedule 3.1(h) contains a complete and accurate list as of the date of this Agreement of (i) all authorities for expenditures ("AFEs") in excess of $50,000 to drill or rework Well or for capital expenditures pursuant to any of the

        Contracts that have been proposed by any person on or after the Effective Date, whether or not accepted by Seller or any Third Person, and (ii) all AFEs and oral or written commitments in excess of $50,000 to drill or rework Wells or for other capital expenditures pursuant to any of the Contracts for which all of the activities anticipated in such AFEs or commitments have not been completed by the date of this Agreement.

                      (i) Personal Property. The Personal Property located on the Assets currently operated by Seller constitutes the equipment and fixtures reasonably necessary for the operations of the Assets for the production of the Hydrocarbons. Such Personal Property currently in service is, in good repair and operating condition and is suitable for the purpose for which such Personal Property is employed.

                      (j) Status of Contracts. Seller has all Contracts necessary to conduct the business and operations of those Assets currently operated by Seller as they are currently operated. All of the Contracts and Easements (i) are in full force and effect, (ii) neither Seller nor, to Seller's Actual Knowledge, any other party to the Contracts or Easements, (1) is in breach of or default, or with the lapse of time or the giving of notice, or both, would be in breach or default, with respect to any of its obligations thereunder to the extent that such breaches or default have a material adverse impact on any of the Assets or (2) has given notice of any default or action to alter, terminate, rescind or procure a judicial reformation of any Contract or Easement. Except as set forth on Schedule C, there are no Contracts (i) that cannot be terminated upon no more than ninety (90) days notice or
        (ii) for which the amount of Buyer's exposure would exceed One Hundred Thousand Dollars ($100,000).

                      (k) Taxes. All ad valorem, property, production, severance and other taxes based on or measured by the ownership of the Properties or the production of Hydrocarbons from the Properties due and payable prior to the Effective Date have been properly and timely paid except those disputed in ordinary course of business, which disputed Taxes shall be disclosed by Seller to Buyer in writing prior to the Closing Date.

                      (l) License. With respect to those Properties currently operated by Seller, Seller has all material licenses, authorizations, permits, variances and similar rights and interests from Governmental Bodies (collectively "Permits"), which are necessary to operate the Subject Interests. The conveyance of the Assets to Buyer shall not cause revocation of any of such Permits. No violations of any of such Permit exists which could result in a termination of such Permit or that would materially impair Buyer's ability to enjoy the economic benefit of the Assets.

                      (m) Tax Partnerships. None of the Assets are subject to a tax partnership, including, without limitation, none of such properties are subject to any operating agreement or other agreement under which the parties hereto have not made an effective election pursuant to
        Section 761 of the Internal Revenue Code, and the Treasury

        Regulations promulgated thereunder, to be excluded from the application of Subchapter K, Chapter 1, Subtitle A, of the Code.

                      (n) Not a Foreign Person. Seller is not a "foreign person" within the meaning of Section 1445 (or similar provisions) of the Code (i.e., Seller is not a non-resident alien, foreign corporation, foreign partnership, foreign trust or foreign estate as those terms are defined in the Code and regulations promulgated thereunder). Calpine Corporation's taxpayer identification number is 770212977. Calpine Natural Gas L.P.'s taxpayer identification number is 710882453.

                      (o) Gas Imbalances. Schedule 3.1(o) sets forth the current status of all gas imbalances with respect to Assets as of the Effective Date.

                      (p) No Broker. Seller has not employed or otherwise benefited from the services of a broker, finder or similar person in connection with the transaction contemplated by this Agreement.

        Section 3.2   Buyer.  Buyer represents and warrants to Seller that:

                      (a) Organization and Standing. Buyer is a corporation duly organized, validly existing in good standing under the laws of the State of Delaware and is in good standing as a foreign corporation in all jurisdictions where the nature of the Assets requires it and is duly qualified to own federal and state leases in the State of Colorado.

                      (b) Authority. Buyer has the corporate power and authority to enter into and perform the Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Buyer of the Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action and the Agreement has been duly executed and delivered by Buyer.

                      (c) Validity of Agreement. The Agreement is a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with the terms of the Agreement, except as enforcement may be limited by bankruptcy, insolvency or other similar Laws affecting the enforcement of creditors' rights in general. The enforceability of Buyer's obligations under the Agreement is subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

                      (d) No Violation. The execution and delivery of the Agreement and the performance by Buyer of the terms of Agreement do not conflict with or result in a violation of the Corporate Documents of Buyer or of any agreement, instrument, order, writ, judgment or decree to which Buyer is a party or is subject.

                      (e) No Consents Required. Except as set forth in Section 4.3(d), no consents, approvals or other action by, or filings with any Person or Governmental Body are required in connection with the execution, delivery and performance by Buyer of the Agreement.

                      (f) Securities Representation. Buyer is an experienced and knowledgeable investor and operator in the oil and gas business and is acquiring the Assets for Buyer's own account and not with a view to, or for offer of resale in connection with, a distribution thereof, within the meaning of the Securities Act of 1933, or any other Applicable Laws pertaining to the distribution of securities.

                      (g) Buyers' Sole Reliance on Own Investigation. Buyer has, subject to necessary Third Person operator approval as to those Assets not operated by Seller, availed itself of the opportunity to conduct a pre-acquisition review of the Assets. Buyer is purchasing the Assets solely in reliance on Buyer's own investigation of the Assets and Seller's representations and warranties set forth in this Agreement.

                      (h) No Broker. Buyer has not retained or otherwise benefited from the services of a broker, finder or similar person in connection with the Agreement or the transaction contemplated herein.

                      (i) Buyer's Qualifications. Buyer is, or will as of the Closing be, fully qualified and bonded as an operator by all applicable Governmental Bodies as necessary to operate the Assets.

        Section 3.3. Disclaimers and Notifications. The Parties make the following disclaimers and notifications:

                      (a) No Other Warranties. Except as otherwise provided herein there are no express or implied warranties that apply to the transactions contemplated herein.

                      (b) Disclaimer and Assumption of Risk. EXCEPT AS EXPRESSLY SET FORTH TO THE CONTRARY HEREIN, IT IS EXPRESSLY UNDERSTOOD BY THE PARTIES THAT SELLER DOES NOT MAKE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED WITH RESPECT TO THE ASSETS. WITHOUT LIMITATION OF THE FOREGOING, SELLER MAKES NO REPRESENTATION OR WARRANTIES, EXPRESS OR IMPLIED, AS TO TITLE OR THE CONDITION OR STATE OF REPAIR OF THE ASSETS, THEIR VALUE, QUALITY, MERCHANTABILITY, SUITABILITY OR FITNESS FOR ANY PARTICULAR USES OR PURPOSES, NOR AS TO THE CURRENT VOLUME, NATURE, QUALITY, CLASSIFICATION, OR VALUE OF THE HYDROCARBONS RESERVES THEREUNDER OR COVERED THEREBY, NOR WITH RESPECT TO ANY APPURTENANCES THERETO BELONGING OR APPERTAINING TO THE

        ASSETS, AND BUYER SHALL ACCEPT THE ASSETS IN "AS IS," "WHERE IS," CONDITION. WITHOUT LIMITATION OF THE FOREGOING, BUYER HEREBY WAIVES ANY AND ALL RIGHTS AND REMEDIES BUYER MAY HAVE AGAINST SELLER ARISING FROM SAME INCLUDING, WITHOUT LIMITATION, ANY RIGHTS AND REMEDIES BUYER MAY HAVE AGAINST SELLER PURSUANT TO THE COLORADO CONSUMER PROTECTION ACT (COLORADO REVISED STATUTES SECTION 61-1-1001 ET SEQ.).

                      (c) Disclaimer with Respect to NORM, etc. BUYER ACKNOWLEDGES AND AGREES THAT THE ASSETS HAVE BEEN UTILIZED BY SELLER FOR THE PURPOSE OF EXPLORATION, DEVELOPMENT, AND PRODUCTION OF OIL AND GAS, AS WELL AS PROCESSING AND REFINING OPERATIONS, AND THAT MATERIALS ASSOCIATED THEREWITH MAY HAVE BEEN STORED, KEPT OR DISPOSED OF ON OR IN THE ASSETS. BUYER ACKNOWLEDGES THAT EQUIPMENT, PLANTS, BUILDINGS, STRUCTURES, IMPROVEMENTS, ABANDONED AND OTHER TANKS AND PIPING, STORAGE FACILITIES, GATHERING AND DISTRIBUTION LINES, WELLS AND OTHER PETROLEUM PRODUCTION FACILITIES AND APPURTENANCES MAY BE LOCATED THEREON. BUYER ACKNOWLEDGES THAT THERE MAY HAVE BEEN SPILLS OF CRUDE OIL, PRODUCED WATER OR OTHER MATERIALS IN THE PAST ON OR IN THE ASSETS. IN ADDITION, SOME PRODUCTION EQUIPMENT MAY CONTAIN ASBESTOS AND NORM. IN THIS REGARD, BUYER EXPRESSLY ACKNOWLEDGES AND AGREES THAT NORM MAY AFFIX OR ATTACH ITSELF TO THE INSIDE OF WELLS, MATERIALS AND EQUIPMENT AS SCALE, OR IN OTHER FORMS, AND THAT WELLS, MATERIALS AND EQUIPMENT LOCATED ON THE ASSETS MAY CONTAIN NORM AND THAT NORM-CONTAINING MATERIAL MAY BE BURIED AND OTHERWISE DISPOSED OF ON THE ASSETS. BUYER ALSO EXPRESSLY UNDERSTANDS THAT SPECIAL PROCEDURES MAY BE REQUIRED FOR THE REMOVAL AND DISPOSAL OF ASBESTOS AND NORM FROM THE EQUIPMENT AND LAND WHERE IT MAY BE FOUND AND THAT BUYER ASSUMES ALL LIABILITY AND EXPENSE FOR SUCH ASSESSMENT, REMOVAL AND DISPOSAL OF ANY SUCH MATERIALS AND ASSOCIATED ACTIVITIES.

                      (d) Disclaimer with Respect to Data. All descriptions set forth herein and all data, evaluations, reports, and any other information, heretofore or hereafter furnished Buyer by Seller concerning any or all of the Assets, and the operation thereof, have been and shall be furnished solely for Buyer's convenience and have not constituted and shall not constitute a representation or warranty of any kind by Seller, and any reliance thereupon by Buyer shall be at Buyer's sole risk and liability. Seller does not warrant or represent the accuracy or completeness of any information, data or materials furnished to Buyer with respect to this transaction. Buyer acknowledges that Seller's information with respect to the

        Assets is incomplete and Seller does not have the requisite information with which to determine the exact nature or condition of the Assets.






                                    PART FOUR

                                    COVENANTS


        Section 4.1 Covenants of Seller. Seller covenants with Buyer as follows:

                      (a) Access. Except for such of the Assets not operated by Seller, Seller shall afford Buyer and Buyer's representatives full and reasonable access to the Assets in the possession of Seller during normal working hours. In addition, the Seller shall, and shall cause officers of Seller to, afford the officers of Buyer complete access at all reasonable times from the date hereof through the Closing to Seller's officers, properties, facilities, and its non-privileged, non-confidential books, records and contracts related to, or with knowledge of, the Assets and shall furnish Buyer all financial, operating and other data and information regarding the Assets, as Buyer through its officers, employees or agents, may reasonably request in a form that Buyer may reasonably request, including data required for Buyer to operate the Assets after Closing; provided there is no material cost to or effort required by Seller to furnish such information. Without limiting the foregoing, Seller shall provide Buyer with such unaudited accounting information as Buyer may reasonably request in order to prepare its financial statements, which information shall be audited by Buyer or its designee. Notwithstanding the foregoing, access to Tax records shall be governed by Part Five.


                     (b) Operations Prior to Closing. After the date hereof and until Closing, except as otherwise consented to by Buyer in writing, Seller shall use and maintain the Assets in substantially the same manner in which they have been used and maintained prior to the Agreement. Seller shall pay in a timely manner in the ordinary course of business all expenditures relating to the Assets after the Effective Date; provided however, that Seller shall not (i) pay any single amount in excess of $50,000 and which is unrelated to any of the AFEs set forth on Schedule 3.1(h) or (ii) enter into any new agreement with respect to operations on the Assets for which Buyer's liability would exceed $50,000 without the prior consent of Buyer, which consent shall not be unreasonably delayed or withheld; and provided further however, that all expenditures made in compliance with this Section 4.1(b) shall become an adjustment to the Purchase

        Price in accordance with Section 4.3(h). Without limitation of the foregoing, after the execution of the Agreement and prior to Closing, Seller shall have the right to make any changes, repairs or modifications, or incur any expenditures necessary or desirable in Seller's opinion for the protection of the Assets or to comply with any Applicable Law or other legal requirement relative to the premises or to prevent or react to an emergency or environmental incident. Seller shall have the right to effect such expenditure or action with or without such approval, acting as would any prudent operator under similar circumstances. Unless Buyer and Seller otherwise agree, Seller shall not materially alter the Assets (other than the use of supplies and consumables or the normal production of Hydrocarbons from the Assets) or remove any improvements, equipment or property which comprise the Assets (other than the use of supplies and consumables).

                     (c) Consents. Subject to 4.3(d), Seller shall use reasonable efforts to obtain all waivers, consents, approvals, permits and authorizations and actions of Third Parties to complete the transactions contemplated by the Agreement. Seller shall reasonably endeavor to notify all holders of such rights of consent to the assignment of the Assets of its intention to sell the portion of the Assets affected thereby, and of such terms and conditions of the Agreement to which the holders of the rights are entitled. Seller shall promptly notify Buyer if any consents or approvals are denied, or if the requisite period has elapsed without said consents or approvals having been received.

        Section 4.2 Covenants of Buyer. Buyer covenants with Seller as follows:

                      (a) Performance Bonds, Guaranties, Etc. With respect to any surety bonds, performance bonds, guarantees or financial assurances relating to the Assets, on which Seller or Seller's Affiliates is a principal or a guarantor, Buyer shall cause such surety bonds, performance bonds, guarantees or financial assurances to be replaced or otherwise released within ninety (90) days after the Closing Date. Buyer shall reimburse Seller for any amounts paid by Seller with respect to such surety bonds, performance bonds, guarantees or financial assurances related to periods on and after the Effective Date.

                      (b) Plugging and Abandonment. Upon Closing, Buyer shall assume all of Seller's responsibility for Plugging and Abandonment associated with the Assets, and shall conduct all Plugging and Abandonment in a good and workmanlike manner. If at any time during Buyer's ownership of the Assets, Buyer sells an interest or assigns an interest or obligation in any of the Leases, Fee Interests or Beneficial Interests, then Buyer shall provide Seller a performance bond (in a form and with a surety satisfactory to Seller) or other security satisfactory to Seller in an amount reasonably calculated by Seller at that time to pay for any of Buyer's remaining Plugging and Abandonment obligations with respect to the Assets.

                      (c) No Use of Calpine Mark. At the Closing Buyer shall cease to use any trademarks, symbols or trade names containing "Calpine," or similar words. Notwithstanding anything to the contrary herein, Buyer shall have sixty (60) days from the Closing Date to remove or replace any identifications and signs.

                      (d) Transfer Orders. Buyer shall execute, acknowledge and deliver transfer orders or letters in lieu prepared by Buyer directing all purchasers of Hydrocarbons to make payments to buyer of proceeds attributable to Hydrocarbons produced from the Assets within sixty (60) days after Closing.

        Section 4.3 Covenants of Seller and Buyer. Seller and Buyer covenant to each other as follows:

                      (a) Compliance with Conditions Precedent. Each Party shall use its commercially reasonable efforts to cause the conditions precedent set forth in Part Nine, applicable to such Party, to be fulfilled and satisfied as soon as practicable.

                      (b) Recording. Seller shall be solely responsible for recording of the Assignments, and any other documents related to the conveyance of the Assets, and shall promptly furnish Buyer with either the recorded originals or with the recording information thereof. Seller shall also be solely responsible for all filings with any Governmental Body for change of operator, and shall promptly provide Buyer with the original approved copies of all such filings, or confirmation thereof. All recording and filing shall be at the sole cost and expense of Buyer and Buyer shall promptly reimburse Seller for all such costs upon presentation of appropriate invoices.

                      (c) Press Release. No Party shall make any press release or other announcement respecting the Agreement without the consent of the other Party unless a Party refuses to consent and the Party desiring to make the release or other announcement is advised by its counsel that the release or other announcement is required to comply with any Applicable Law or stock exchange rule.

                      (d) Certain Filings, Consents and Permits. With respect to filings and consents required by any Governmental Body, the Parties agree that Buyer and Seller shall cooperate with one another to make all filings necessary and to obtain any necessary consents, permits, authorizations, approvals or waivers.

                      (e) Risk of Loss. The risk of casualty loss relating to the Assets shall pass from Seller to Buyer as of the Effective Date. If, after the Effective Date but prior to Closing, all or any material portion of the Assets is destroyed by fire or other casualty, is taken in condemnation or under the right of eminent domain or proceedings for such purposes are pending or threatened, Buyer shall purchase such portion of the Assets notwithstanding any such destruction, taking or pending or threatened taking, and the Purchase Price shall not be adjusted. Seller shall, at Closing, pay to Buyer all sums paid to Seller by Third Persons by reason of the destruction or taking of such portion of the Assets to be assigned to Buyer, and shall assign, transfer and set over to Buyer all of the right, title and interest of Seller in and to any unpaid awards or other payments from Third Persons arising out of the destruction, taking or pending or threatened taking as to such interest. Seller shall not voluntarily compromise, settle or adjust any material amounts payable by reason of any material destruction, taking or pending or threatened taking as to any of the Assets without first obtaining the written consent of Buyer, which shall not be unreasonably withheld. In the event a casualty loss or other loss or potential loss described in this Section 4.3(e) together with all other such losses or potential losses in the aggregate exceeds ten percent (10%) of the Purchase Price, either Seller or Buyer may terminate this Agreement upon written notice to the other, and neither Party thereafter shall have any further rights or obligations hereunder.

                      (f) Questar Capacity. As soon after the Closing as is reasonably practical, Seller shall permanently release to Buyer and Buyer shall assume all of Seller's capacity on the Questar Pipeline Southern System Expansion pursuant to the Precedent Agreement for Firm Transportation Service between Calpine Corporation and Questar Pipeline Company dated March 28, 2003 (the "Precedent Agreement"). Buyer shall undertake all steps necessary to become a qualified replacement shipper on Questar Pipeline Company's Southern System on the same terms and conditions set forth in the Precedent Agreement.

                      (g) Post-Closing Access. Except as otherwise expressly provided herein, from and after the Closing Date, Buyer and Seller shall reasonably cooperate and afford each other or cause to be afforded to their respective officers, employees, accountants and other representatives access, upon reasonable notice, during business hours with respect to that portion of the Assets to which access has been requested, to review and copy the books, documents, databases or other records relating to the Assets, but excluding those documents subject to Third Party confidentiality obligations or subject to the attorney-client privilege or otherwise excluded from the definition of Assets (which books, documents, databases, records, or employees files or other information the Parties shall cooperate and assist one another in identifying and locating), interview, depose or seek testimony of employees, provide assistance in proceedings with employees as witnesses or advisors, investigate the physical premises, take photographs or videotapes, identify employees and contractors with knowledge of any matter which is the subject of a claim for which a Party has responsibility and make such employees available to such Party and provide reasonable office space to do any of the foregoing in connection with any matter affecting or alleged to affect the Party requesting such access. Without limiting the foregoing, Seller shall provide Buyer with unaudited accounting information as Buyer may reasonably request in order to prepare its financial statements, which information shall be audited by Buyer or its designee. Notwithstanding the foregoing, access to Tax records shall be governed by Part Five.

                     (h) Final Recapitulation Settlement. On or before ninety
         (90) days after Closing ("Final Settlement Date"), Seller shall deliver to Buyer a final statement (the "Final Recapitulation Statement"), which shall set forth all of the adjustments to the Purchase Price called for in this Section 4.3(h) ("Final Recap Amount").

                                (1) Seller Adjustments. The Final Settlement
                        Statement shall incorporate the following adjustments in favor of Seller:

                                            (a) If appropriate, the proceeds,
                                       net to Seller's net revenue interest,
                                       received from any and all merchantable
                                       liquids in sales tanks above the pipeline connections on the Effective Date that is credited to the Assets, less any Taxes required to be withheld by the purchaser of such.

                                            (b) If appropriate, the proceeds,
                                       net to Seller's net revenue interest,
                                       received for any and all natural gas
                                       produced and credited to the Assets as of the Effective Date.

                                            (c) An amount equal to all capital
                                       costs, expenses, and any Taxes that are
                                       paid by Seller, and that are, in
                                       accordance with generally accepted
                                       accounting principles, attributable to
                                       the Assets from and after the Effective
                                       Date, including, without limitation:

                                                     (i) royalties, rentals or
                                            other similar charges;

                                                     (ii) expenses paid by or on
                                            behalf of Seller under applicable
                                            operating agreements and, in the
                                            absence of an operating agreement,
                                            expenses of the sort customarily
                                            billed under such agreements; and

                                                     (iii) ad valorem, property
                                            and other Taxes and assessments (but
                                            not including income Taxes) based
                                            upon or measured by the ownership of
                                            the Property or the production of
                                            Hydrocarbons or the receipt of
                                            proceeds therefrom. For the purposes
                                            of this Agreement ad valorem taxes
                                            shall be prorated as of the
                                            Effective Date in the manner
                                            provided in Section 5.1(a).

                                                     (iv) amounts paid by Seller
                                            with respect to surety bonds,
                                            performance bonds or other financial
                                            assurances pursuant to Section
                                            4.2(a); and

                                            (d) Any other adjustments in favor
                                       of Seller as provided for in this
                                       Agreement.

                                (2) Buyer Adjustments. The Final Settlement
                        Statement shall incorporate adjustments in favor of
                        Buyer:

                                            (a) to the extent not already
                                    remitted to Buyer pursuant to Section
                                    4.3(p), the proceeds received for any and all merchantable liquids below the pipeline connections on the Effective Date that is credited to the Assets less any Taxes required to be withheld by the purchaser of such.

                                            (b) to the extent not already
                                    remitted to Buyer pursuant to Section
                                    4.3(p), the actual sales price received by Seller from any and all natural gas proceeds and credited to the Assets after the Effective Date; and

                                            (c) Any other adjustments in favor
                                    of Buyer as provided for in this Agreement.

                                (3) Buyer shall have the right, within fifteen
                        (15) days after receipt of the Final Recapitulation Statement, to audit and object to such statement. If Buyer objects to the Final Recapitulation Statement in writing within the fifteen (15) day period, Buyer and Seller shall attempt to resolve such objections within fifteen (15) days after receipt of said objection. If the Parties are unable to resolve such objections within the fifteen (15) day period, then either Party shall have the right thereafter to submit the matter to arbitration pursuant to the terms of the Dispute Resolution Procedure attached as Schedule 10.12 for determination of the Final Recap Amount.

                                (4) Payment of the undisputed portion of the
                        Final Recap Amount is due fifteen (15) days after the Final Recapitulation Statement is received by Buyer. Payment of the Final Recap Amount, less any amounts previously paid, is due fifteen (15) days from receipt of the Final Recapitulation Statement, or ten (10) days from the determination of the Final Recap Amount under the Dispute Resolution Procedure, whichever is later. Interest will be applied at the Agreed Rate to any amounts if not paid when due.

                     (i) Audit Rights. Within one year after the Closing Date, each of Seller and Buyer may, at its own expense and by appointment only, audit the other Party's books, accounts and records relating to such production proceeds, capital costs, Taxes, Expenses and Burdens relating to this transaction. Such audit shall be conducted so as to cause a minimum of inconvenience to the audited Party.

                      (j) Further Assurances. Each Party shall, from time to time at the request of the other, and without further consideration, execute and deliver such other instruments of sale, transfer, conveyance, assignment, clarification and termination and take such other action as the Party making the request may reasonably require to effectuate the intentions of the Parties, including those reasonably required to sell, transfer, convey and assign to and vest in Buyer, and to place Buyer in possession of the Assets and to transfer, assign or convey the excluded Assets to Seller and to fulfill Seller's obligations under this Agreement. Seller intends to convey the Assets at Closing; however, in the event it is determined after Closing that: (i) any part of the Assets was not in fact conveyed to Buyer, and that the title to any part of the Assets is incorrectly in the name of Seller; (ii) any excluded Asset is conveyed to Buyer and that the title to such excluded Asset is incorrectly in the name of Buyer; then each Party shall take all such action necessary to correctly convey any part of Assets to Buyer, or any part of the excluded assets to Seller.

                      (k) Affiliates Access. Seller and its Affiliates shall have a non-exclusive right of access to and over the Fee Interests, Leases and Easements, after notice to Buyer, reasonably necessary to operate, maintain or remove any facilities or personal property in existence and owned or operated by such Affiliates on the Effective Date that is not included in the Assets.

                      (l) Files Transfer. Originals (or copies if originals are not in possession of Seller) of all non-privileged and non-confidential files, contracts, and documents, including those in electronic form, affecting title to the Assets which are in Seller's possession shall be shipped, using reasonable efforts, to Buyer within thirty (30) days after Closing. Buyer shall designate the method of shipment and the carrier far enough in advance to allow for timely shipment and shall be solely responsible for the cost and expense of shipment and for any Losses occurring as a result of such shipment. In the event Buyer has not provided for shipment within a reasonable time, then Seller may arrange and pay for shipment to Buyer; in such event, Buyer shall reimburse Seller for all expenses associated with such shipment within thirty (30) days of Seller's request for reimbursement.

                      (m) Copies. Copies of all non-privileged and non-confidential books, records, production records, logs (originals if in possession of Seller), well files (originals if in possession of Seller), information, and engineering data relating to the Assets, including those in electronic form, (except information and data excluded from the definition of Assets), shall be shipped, using reasonable efforts, to Buyer within thirty (30) days after Closing.

                      (n) Assumption of Operatorship. Unless otherwise agreed to by the Parties and subject to the terms and conditions of all applicable Contracts, Buyer shall assume Seller's obligations for operatorship of any Seller operated Assets conveyed herein at 7:00 a.m. on the first Business Day following the Closing, and thereafter shall perform all duties required in the course of business, including without limitation, paying Burdens and severance Taxes, pumping and gauging wells, marketing Hydrocarbons, working over wells, drilling new wells, filing all necessary reports required by Applicable Law or otherwise, and performing maintenance or repair work on the Assets until such time as a successor operator is duly elected pursuant to any applicable Contract. Seller shall cooperate with Buyer in the transition of Buyer's assumption of Seller's obligations for operatorship pursuant to this Section 4.3(n), including but not limited to coordinating with Buyer with respect to the receipt of revenue and the timing of payments. Notwithstanding the foregoing, Seller does not warrant or guarantee that Buyer shall succeed Seller as operator.

                      (o) Assumption of Gas Imbalances. Buyer agrees to assume and bear any and all gas imbalances with respect to the Assets that are in effect on the Effective Date and set forth on Schedule 3.1(o). Buyer understands that the existence of a gas imbalance in the form of overproduction may result in a cash payment by Buyer or in Buyer's inability to further produce and sell gas. Further, to the extent any of the Wells are underproduced, there are no warranties that any rights of makeup or cash payment exist with respect to such underproduction. WITHOUT LIMITATION OF ANY OTHER PROVISION CONTAINED HEREIN, BUYER HEREBY SPECIFICALLY RELEASES SELLER FROM, AND AGREES TO FULLY DEFEND, PROTECT, INDEMNIFY AND HOLD HARMLESS SELLER, ITS AFFILIATES AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES, FROM AND AGAINST EACH AND EVERY LOSS THAT MAY BE ASSERTED BY ANY THIRD PERSON, RELATING TO GAS IMBALANCES RESPECTING THE WELLS CONVEYED WHETHER ARISING UNDER THE TERMS OF ANY GAS BALANCING OR OTHER SIMILAR AGREEMENT, BY OPERATION OF APPLICABLE LAW OR OTHERWISE. Buyer represents that it has independently investigated, to its satisfaction, the gas balancing account associated with the Assets.

         On or before the date that the Final Recapitulation Statement is due, Seller and Buyer shall, based upon data available at that time, determine (a) the total amount of overproduction of gas attributable to Seller's interest (e.g. volumes of gas taken from the Properties, or on lands unitized therewith, by Seller in excess of those volumes which Seller's interest would be entitled to receive) and (b) the total amount of underproduction of gas attributable to Seller's interest (e.g. volumes of gas not taken from the Properties, or on lands unitized therewith, by Seller despite Seller's interest in and right to receive such volumes). If the total amount of overproduction (as so determined) exceeds the total amount of underproduction (as so determined) Buyer shall receive a credit against the Purchase Price equal to the actual price per Mcf received by Seller for July 2004 production times such excess. If the total amount of underproduction (as so determined) exceeds the total amount of overproduction (as so determined) Buyer shall in addition to the amount of Purchase Price payable, pay to Seller an amount equal to the actual price per Mcf received by Seller for July 2004 production times such excess.

                      (p) Post-Closing Proceeds. Following the Closing, Seller shall remit to Buyer, within five (5) business days of Seller's receipt thereof, the net proceeds actually received by Seller for the sale of Hydrocarbons attributable to the Assets for the production months subsequent to the Effective Date.

                                    PART FIVE

                                      TAXES

        Section 5.1 Payment and Apportionment of Real Property Taxes and Personal Property Taxes. With respect to Taxes:

                      (a) 2004 Taxes. All property Taxes accruing during the Tax year in which the Effective Date occurs with respect to ownership of the Assets or production from the Assets during the period from January 1 of such year up to the Effective Date and regardless of when payable, including, without limitation, ad valorem Taxes, benefit assessments, and special assessments, shall be allocated to the Seller and all such Taxes accruing on and after the Effective Date through the end of such Tax year shall be allocated to the Buyer. Any Taxes determined by the value of any production shall be deemed to be attributable to the period during which such production occurred and not attributable to the year in which such Taxes are assessed. Buyer shall pay such Taxes to the appropriate taxing authorities. Seller shall be charged for and shall reimburse Buyer for the Seller's allocated share of property Taxes paid or to be paid by Buyer.

                      (b) 2003 Taxes. All real property Taxes and personal property Taxes imposed as a result of ownership of the Assets at any time during 2003 shall be paid by Seller.

                      (c) 2005 Taxes. All real property Taxes and personal property Taxes imposed as a result of ownership of the Assets at any time during 2005 shall be paid by Buyer.


        Section 5.2 Sales Taxes. The Purchase Price does not include any sales Taxes or other transfer Taxes imposed in connection with the sale of the Assets. Buyer shall reimburse Seller for or otherwise pay any sales Tax or other transfer Tax, as well as any applicable conveyance, transfer and recording fee, and real estate transfer stamps or Taxes imposed on the transfer of the Assets pursuant to the Agreement. If Buyer is of the opinion that it is exempt from the payment of any such sales Tax or other transfer Tax in connection with the purchase of the Assets, Buyer shall furnish to Seller the appropriate Tax exemption certification. Sales and other transfer Taxes shall be accounted for pursuant to
Section 4.3(h).

        Section 5.3 Other Taxes. All excise, windfall profit and other Taxes (other than income Taxes) relating to production of Hydrocarbons prior to the Effective Date shall be paid by Seller, and all such Taxes relating to such production on or after the Effective Date shall be paid by Buyer.

        Section 5.4 Cooperation. For the period ending on the seventh anniversary of the Closing Date, each Party to the Agreement shall provide the other Party with reasonable access to all relevant documents, data and other information which may be required by the other Party for the purpose of preparing Tax returns, establishing or defending a Tax position and responding to any audit by any taxing jurisdiction. Each Party to the Agreement shall cooperate with all reasonable requests of the other Party made in connection with contesting the imposition of Taxes. Notwithstanding anything to the contrary in the Agreement, neither Party to the Agreement shall be required at any time to disclose to the other Party any Tax returns or other confidential or privileged Tax information.

        Section 5.5 Tax Proceedings. In the event Buyer receives notice of any examination, claim, adjustment or other proceeding relating to the liability for Taxes of or with respect to Seller for any period Seller is or may be liable under the Agreement, Buyer shall within ten (10) days notify Seller in writing thereof. As to any such Taxes for which Seller is or may be liable under the Agreement, and Seller does not contest such liability as against Buyer, Seller shall be entitled at Seller's expense to control or settle the contest of such examination, claim, adjustment or other proceeding, provided Seller notifies Buyer in writing within thirty (30) days after receipt of the notice described in the preceding sentence that Seller desires to do so. The Parties shall cooperate with each in the negotiations and settlement of any proceeding described in this Section 5.5. Buyer shall provide, or cause to be provided, to Seller necessary authorizations, including powers of attorney, to control any proceeding which Seller is entitled to control pursuant to this Part Five to the extent that Seller is so entitled to control such proceeding.

        Section 5.6 Purchase Price Allocation. The allocation of Purchase Price provided for in Section 2.3 is intended to comply with the allocation method required by Section 1060 of the Code. Buyer and Seller shall cooperate to comply with all substantive and procedural requirements of Section 1060 and regulations thereunder, including without limitation the filing by Buyer and Seller of an IRS Form 8594 with their federal income Tax returns for the taxable year in which the Closing occurs. Buyer and Seller agree that each will not take for income Tax purposes, or permit any Affiliate to take, any position inconsistent with the allocation of Purchase Price prescribed in Section 2.3.

                                    PART SIX

                              ENVIRONMENTAL MATTERS


        6.1 Phase I Environmental Assessment. Beginning on the date of this Agreement and ending on August 20, 2004 (the "Review Period"), Buyer shall have the right, at its sole cost, risk and expense, to conduct an environmental assessment of the Assets. During normal business hours and after providing Seller reasonable prior notice of any such activities, Buyer and its representatives shall be permitted to enter upon the Assets operated by Seller and all buildings and improvements thereon, inspect the same, review all of Seller's non-privileged and non-confidential files and records related to the Assets and generally conduct such tests, examinations, and investigations as are consistent with the American Society for Testing and Materials standard Phase I environmental audit. Seller will have the right to (i) observe such investigation and (ii) promptly receive a copy of all results, analyses and reviews. All information obtained or reviewed by Buyer shall be maintained confidential pursuant to the Confidentiality Agreement, which shall continue in force under its terms.

        6.2 Environmental Defect Notice. Buyer shall notify Seller in writing of any Environmental Conditions (an "Environmental Defect Notice(s)") on or before August 20, 2004. The Environmental Defect Notice shall state with reasonable specificity: (i) the Property affected or on which the Asset is located; (ii) a complete description of the Environmental Condition claimed; (iii) Buyer's good faith estimate of the cost of Remediation of such Environmental Condition (the "Environmental Defect Value"); and (iv) appropriate documentation substantiating Buyer's claim. Buyer shall conclusively be deemed to have waived any Environmental Condition not asserted by an Environmental Defect Notice on or before August 20, 2004 (the "Environmental Notice Deadline").

        6.3 Seller's Election. For any Environmental Conditions asserted in an Environmental Defect Notice(s), Seller shall have the option of (i) Remediating the Environmental Condition, (ii) contesting the existence of the Environmental Condition or the Environmental Defect Value, (iii) paying the Environmental Defect Value as an adjustment to the Purchase Price subject to the limitations set forth below, or (iv) excluding the affected Property and reducing the Purchase Price by the value allocated to the Property. Seller shall notify Buyer in writing of its election no more than five (5) days following its receipt of an Environmental Defect Notice.

                       (a) If Seller elects to Remediate an Environmental Condition, Seller shall give written notice of such an election to Buyer no more than five (5) days after receipt of the Environmental Defect Notice, together with Seller's proposed plan and timing for such Remediation and Seller shall remain liable for all Losses arising out of or in connection with such Environmental Condition until such time as the Remediation is completed.

                      (b) If Seller contests the existence of an Environmental Defect or the Environmental Defect Value, then Seller shall so notify Buyer in writing no more than five (5) days after receipt of the Environmental Defect Notice ("Environmental Rejection Notice"). The Environmental Rejection Notice shall state with reasonable specificity the basis of Seller's rejection of the Environmental Defect or the Environmental Defect Value. Within ten (10) days of Buyer's receipt of the Environmental Rejection Notice, representatives of Buyer and Seller, knowledgeable in environmental matters, shall meet and, within twenty
        (20) days after Buyer's receipt of such Environmental Rejection Notice, either: (i) agree to mutually reject the particular Environmental Defect Notice, or (ii) agree on the validity of such Notice including the Environmental Defect Value, in which case Seller shall have sixty (60) days after the date of such agreement within which to elect in writing to Remediate the Environmental Condition pursuant to Section 6.2(a) above or to pay Buyer the Environmental Defect Value pursuant to Section
        6.2 (c) above. If the Parties cannot agree on either options (i) or (ii) in the preceding sentence, the dispute shall be submitted to arbitration in accordance with the procedures set forth in Section 10.12. In such case, Seller shall have five (5) days following the final decision of the arbitration panel to notify Buyer in writing of its election to Remediate the Environmental Defect or to pay the Buyer the Environmental Defect Value.

                      (c) In the event a contested Environmental Defect cannot be resolved prior to Closing, Seller shall convey the affected Property to Buyer and Buyer shall pay for the Property at Closing in accordance with the Agreement as though there were no Environmental Defect, subject to Seller's obligations as set forth above upon resolution of the contested matter.

                      (d) If the Purchase Price is adjusted pursuant to Section 6.2(iii) above, or if Buyer waives an Environmental Condition pursuant to Section 6.2 above or otherwise, Buyer shall assume all Losses associated with such Environmental Condition(s).

        Section 6.4 Covenant of Cooperation. The Parties shall cooperate fully with each other and act in good faith in implementing Part Six, including but not limited to the following:

                      (a) sharing with the other Party in a timely manner all material, non-privileged, non-confidential correspondence received from any Affiliate or Third Person that is relevant to such an Environmental Condition for which a Party is responsible pursuant to this Part Six;

                      (b) affording the other Party timely access to and an opportunity to comment on (both draft and final versions) any material non-privileged, non-confidential correspondence to Affiliates or Third Persons, study protocols and results, drawings, charts remediation plans or reports, or other documentation relating to an Environmental Condition for which a Party is responsible pursuant to this Part Six;

                      (c) providing the other Party timely notice of and an opportunity to attend and participate in any meetings or hearing with Governmental Bodies or courts relating to any Environmental Condition for which a Party is responsible pursuant to this Part Six;

                      (d) preparing all material strategies and plans affecting any matter with respect to which the other Party may have liability hereunder or that may affect the future operations of the other Party in consultation with the other Party using appropriate cost-effective technology and clean-up criteria, including risk-based clean-up standards where permitted, in accordance with Applicable Law;

                      (e) permitting each other post-Closing access, as described in Section 4.3(h); and

                      (f) cooperating with each other to assist in the collection of any amounts that may be collectible from joint interest owners to offset Buyer's and Seller's liabilities pursuant to Part Six;

        Section 6.5 Post-Closing Access. After the Closing with prior consent of Buyer (which consent shall be timely given and shall not be unreasonably withheld) and, where required, the prior written consent of any operator and landowner of any affected Property, Seller and Seller's agents and representatives shall have the right to enter onto the affected Property during normal business hours for the purpose of conducting any environmental inspection, audit, test, Remediation, or any other purpose deemed necessary by Seller for purposes of fulfilling its responsibilities under Part Six. Buyer shall use its reasonable efforts to obtain for Seller any consent required from any Third Person (including but not limited to the operator and landowner) to obtain such access.


        Section 6.6 Limitation. Payments of the Environmental Defect Values shall be made by Seller to Buyer as an adjustment to the Purchase Price at Closing if then determined or if not determined as of the Closing, thereafter, consistent with the time frames set forth above. Notwithstanding the provisions of Sections 6.2 and 6.3, no adjustment to the Purchase Price for Environmental Defect Values pursuant to Section 6.2(b) shall be made unless and until the aggregate value of all such Values (the "Aggregate Environmental Defect Value") exceeds a deductible (not a threshold) equal to One Million Dollars ($1,000,000). If the Environmental Defect Value with respect to any single Environmental Condition is less than $5,000, such cost shall not be considered in calculating the Aggregate Environmental Defect Value. In the event the Aggregate Environmental Defect Value exceeds ten percent (10%) of the Purchase Price, either Seller or Buyer may terminate this Agreement upon written notice to the other, and neither Party thereafter shall have any further rights or obligations hereunder.

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

        Section 6.7 Exclusive Remedies. The rights and remedies granted each Party in Part Six are exclusive rights and remedies against the other Party related to any Environmental Condition, or Losses related thereto and the other matters contained in this Part Six, and, EXCEPT AS PROVIDED IN PART 8, EACH PARTY EXPRESSLY WAIVES ANY AND ALL OTHER RIGHTS AND REMEDIES WHICH IT MAY HAVE AGAINST THE OTHER PARTY REGARDING ENVIRONMENTAL CONDITIONS, WHETHER FOR CONTRIBUTION, INDEMNITY OR OTHERWISE, REGARDLESS OF THE FAULT OR NEGLIGENCE OF THE CLAIMING PARTY, INCLUDING STRICT OR STATUTORY LIABILITY OF THAT PARTY UNDER ANY APPLICABLE LAW.

                                   PART SEVEN

                                  TITLE MATTERS


        Section 7.1 Confidentiality Agreement. During the Review Period, Buyer upon written request and at Buyer's sole cost and expense, may inspect and review all of Seller's non-privileged and non-confidential files, records, and similar materials relating to the Fee Interests, Leases, Beneficial Interests and Contracts. All information made available to Buyer and designated by Seller as confidential or proprietary shall be maintained confidential pursuant to the Confidentiality Agreement, which shall continue in force under its terms.

         Section 7.2 Preferential Purchase Rights. Seller shall have a period of sixty (60) days from the date of the Agreement to resolve preferential purchase rights to the Properties set forth on Schedule 7.2. To the extent any preferential purchase rights are exercised by any Third Person entitled to exercise such rights, or waivers thereof, are not obtained prior to the Closing Date, then the Properties subject to such preferential purchase rights shall not be sold to Buyer and shall be excluded from the Agreement. The Purchase Price shall be adjusted by the dollar value allocated to the Properties subject to such preferential purchase right set forth in Schedule 2.3. In the event any Third Person initially elects to exercise a particular preferential right, but subsequently refuses or elects not to consummate the purchase under the preferential right (whether such failure occurs before or after the Closing
Date), the Parties agree that Buyer shall purchase such interests covered by the preferential right in accordance with the values set forth in Schedule 2.3 and the closing of such transaction shall take place on a date designated by Seller not more than ninety (90) days after the Closing Date.

        Section 7.3 Required Consents. If Seller shall fail to obtain any consent or waiver of maintenance of uniform interest provision required for the transfer of any Property, Seller's failure shall be handled as follows:

                      (a) If the holder of the right to consent or party to a maintenance of uniform interest provision affirmatively refuses to consent or waive prior to Closing, such refusal shall be considered a Title Defect under this Part Seven and the Title Indemnity Payment therefor shall equal the value (or portion thereof) allocated to the affected Property (or portion thereof) in Schedule 2.3.

                      (b) Except for approvals from Governmental Bodies normally received subsequent to assignment, if Seller believes a consent or waiver may be obtained subsequent to Closing, the Property shall be held by Seller for the benefit of Buyer after Closing and Seller shall provide Buyer with the economic benefits thereof until such consent or waiver is received or until ninety (90) days following Closing, if later, and Buyer shall pay for the Property at Closing in accordance with the Agreement as though the consent or waiver had been obtained. If Seller obtains the consent or waiver on or before ninety (90) days following Closing, then Seller shall deliver conveyances of the Property to Buyer. If the consent or waiver is not obtained or is affirmatively refused on or before ninety (90) days following Closing, Seller shall refund the value allocated to the affected portion of the Property to Buyer less any net revenues (revenues net of costs and Burdens) received by Buyer in connection with such affected portion of the Property and Seller's holding for the benefit of Buyer shall terminate.

        Section 7.4 Title Defects. Buyer shall notify Seller in writing of any Title Defects ("Title Defect Notice(s)") on or before August 25, 2004. The Title Defect Notice shall state with reasonable specificity: (i) the Property or Lease affected; (ii) the particular Title Defect claimed; (iii) Buyer's good faith estimate of the amount the Title Defect reduces the value allocated to the affected Property or Lease on Schedule 2.3 (the "Defect Value"); and (iv) appropriate documentation substantiating Buyer's claim. For purposes of this Part Seven, the value allocated to an affected Lease for an undeveloped parcel listed on Schedule 2.3 shall be the aggregate amount shown on Schedule 2.3 for the 40-acre governmental quarter-quarter section, which amount is equal to the sum of the two adjacent 20-acre parcels shown on Schedule 2.3 comprising the 40-acre governmental quarter-quarter section. Buyer shall conclusively be deemed to have waived any Title Defects not asserted by a Title Defect Notice on or before on or before August 25, 2004. For all Title Defects asserted in Title Defect Notices, Seller shall have the option of (a) curing the Title Defect, (b) contesting the Title Defect or Buyer's good faith estimate of the Defect Value,
(c) paying Buyer's good faith estimate of the Defect Value as an adjustment to the Purchase Price subject to the limitations set forth below (a "Title Indemnity Payment"), or (d) excluding the affected Property or Lease and reducing the Purchase Price by the value allocated to such Property or Lease. Seller shall notify Buyer in writing of its election no more than five (5) days following its receipt of a Title Defect Notice.

        Section 7.5 Seller's Right to Cure. If Seller elects to cure a Title Defect, then Seller shall so notify Buyer in writing within five (5) days after receipt of the particular Title Defect Notice ("Cure Notice"). Within sixty (60) days after receipt of the Title Defect Notice, Seller shall either cure the Title Defect to the reasonable satisfaction of Buyer ("Cure") or if Seller is unable to Cure such Title Defect, make a Title Indemnity Payment for such Title Defect equal to Buyer's good faith estimate of the Defect Value set forth in the Title Defect Notice.

        If Seller is unable to Cure a Title Defect prior to Closing, Seller shall convey the Property or Lease to Buyer and Buyer shall pay for the Property or Lease at Closing in accordance with the Agreement as though the Title Defect had been Cured, subject to Seller's obligation to make a Title Indemnity Payment to Buyer less any net revenues (revenues net of costs and Burdens) received by Buyer in connection with the affected portion of the Property or Lease if the Title Defect cannot be Cured during the sixty (60) days following receipt of the Title Defect Notice.

        Section 7.6 Contested Title Defects. If Seller contests the existence of a Title Defect or Buyer's good faith estimate of the Defect Value, then Seller shall so notify Buyer in writing no more than five (5) days after Seller's receipt of the Title Defect Notice ("Rejection Notice"). The Rejection Notice shall state with reasonable specificity the basis of Seller's rejection of the Title Defect or Buyer's good faith estimate of the Defect Value. Within thirty
(30) days of Buyer's receipt of the Rejection Notice, representatives of Buyer and Seller, knowledgeable in title matters, shall meet and, within ten (10) days after Buyer's receipt of such Rejection Notice, either: (i) agree to mutually reject the particular Title Defect, or (ii) agree on the validity of such Title Defect and the Defect Value, in which case Seller shall have sixty (60) days after the date of such agreement within which to Cure such Title Defect and failing such Cure, to make the Title Indemnity Payment therefore. If the Parties cannot agree on either options (i) or (ii) in the preceding sentence, the Title Defect or the Defect Value subject to the Rejection Notice shall be submitted to arbitration in accordance with the procedures set forth in Section 10.12. If Seller fails to timely deliver a Rejection Notice or a Cure Notice, Seller shall be deemed to have accepted the validity of the Title Defect and Buyer's good faith estimate of the Defect Value, and shall pay Buyer a Title Indemnity Payment for the Title Defect equal to the Defect Value within sixty (60) days of Seller's receipt of the applicable Title Defect Notice.

        In the event a contested Title Defect cannot be resolved prior to Closing, Seller shall convey the affected Property or Lease to Buyer and Buyer shall pay for the Property at Closing in accordance with the Agreement as though there were no Title Defect, subject to Seller's obligations as set forth in this
Section 7.6 to Cure or to make a Title Indemnity Payment to Buyer less any net revenues (revenues net of costs and Burdens) received by Buyer in connection with the affected Property or Lease.

        Section 7.7 Title Indemnity Payments. Title Indemnity Payments shall be made by Seller to Buyer as an adjustment to the Purchase Price at Closing if then determined or if not determined as of the Closing, thereafter, consistent with the time frames set forth above. Notwithstanding the provisions of Sections 7.3, 7.4, 7.5 and 7.6, Seller is obligated to make a Title Indemnity Payment only if the aggregate Defect Value of all Title Defects that Seller has agreed to pay pursuant to Section 7.4 or which is resolved pursuant to Section 7.6 (the "Aggregate Title Defect Value") exceed a deductible (not a threshold) equal to One Million Dollars ($1,000,000). If the Defect Value for any single Property or Lease is less than $5,000, such value shall not be considered in calculating the Aggregate Title Defect Value. If a Defect Value is not liquidated or certain in amount, the Defect Value shall be the amount necessary to compensate Buyer for the adverse economic effect on the Property or Lease, taking into account all relevant factors, including without limitation, the Property or Leases's allocated value, the time value of money, the practical and legal effect of the Title Defect, and the amount of reduction in Net Revenue Interest or increase in the Working Interest of the affected Property or Lease. The aggregated Defect Value(s) for any Property shall never exceed the value allocated to such Property in Schedule 2.3. In the event the Aggregate Title Defect Value exceeds ten percent (10%) of the Purchase Price either Buyer or Seller may terminate this Agreement upon written notice to the other, and neither Party thereafter shall have any further rights or obligations hereunder.

        Section 7.8 Interest Additions. If Seller discovers an increase in the Net Revenue Interest shown on Schedule H with respect to a Property Interest or on Schedule 2.3 with respect to a Lease which is free of Title Defects (an "Interest Addition"), then Seller shall, from time to time and without limitation, have the right to give Buyer written notice of such Interest Additions ("Interest Addition Notice"), as soon as practicable but no less than five (5) days before Closing, stating with reasonable specificity the Property or Lease affected, the particular Interest Addition claimed, and Seller's good faith estimate of the amount the Additional Interest increases the value of the affected Property or Lease over and above the value allocated to such Property or Lease in Schedule 2.3 ("Interest Addition Value"). Seller shall conclusively be deemed to have waived any additional interest not asserted by an Interest Addition Notice on or before five (5) days prior to Closing. If Buyer agrees with the existence of the Additional Interest and Seller's good faith estimate of the Interest Addition Value, then the Interest Addition Value shall be applied as an offset to any Title Indemnity Payment required of Seller ("Offset"). If the Interest Addition Value exceeds the amount of any Title Indemnity Payment(s) due Buyer, the amount of such difference (an "Interest Addition Payment") shall be paid by Buyer to Seller as an adjustment to the Purchase Price at Closing. If Buyer contests the existence of the Interest Addition or Seller's good faith estimate of the Interest Addition Value, then Buyer shall so notify Seller in writing within ten (10) days after Buyer's receipt of the Interest Addition Notice ("Interest Addition Rejection Notice"). The Interest Addition Rejection Notice shall state with reasonable specificity the basis of Buyer's rejection of the Additional Interest or Buyer's good faith estimate of the Interest Addition Value. Within ten (10) days of Seller's receipt of the Interest Addition Rejection Notice, representatives of Buyer and Seller, knowledgeable in title matters, shall meet and, within sixty (60) days after Seller's receipt of such Interest Addition Rejection Notice, either (a) agree to mutually reject the Interest Addition in which case Seller shall waive the Interest Addition, or (b) agree on validity of such Interest Addition and the Interest Addition Value, in which case Seller shall be entitled to an Offset or Interest Addition Payment. If the Parties cannot agree on either option (a) or (b) in the preceding sentence, the Interest Addition subject to the Interest Addition Rejection Notice shall be submitted to arbitration in accordance with the procedures set forth in Section 10.12. If Buyer fails to timely deliver an Interest Addition Rejection Notice, Buyer shall be deemed to have accepted the validity of the Interest Addition and Seller's good faith estimate of the Interest Addition Value, and Seller shall be entitled to an Offset or Interest Addition Payment as described above.

        Section 7.9 Reconveyance. If Seller makes a payment for Title Defect pursuant to Part Seven for one hundred percent (100%) of the Defect Value, Buyer shall, at Seller's sole option to be exercised no later than sixty (60) days after such payment, reconvey to Seller the Property or Lease or portion of the Property or Lease, and all proceeds accruing thereto, with respect to which the Title Indemnity Payment was made (effective as of the Effective Date).


                                   PART EIGHT

                                    INDEMNITY

        Section 8.1   General Indemnification.  Buyer and Seller agree that:

                      (a) Seller. Except with respect to Taxes (which are covered by Part Five), and title matters (which are covered by Part Seven) Seller shall indemnify, defend and hold harmless Buyer, its Affiliates and its and their respective officers, directors, agents and employees from and against all Losses based upon, arising out of, in connection with, or relating to:

                                (i) any breach of any representation, warranty,
                        covenant or agreement of Seller contained in the Agreement;

                                (ii) except for the Assumed Liabilities, any
                        matter arising in connection with the ownership or operation of the Assets prior to the Effective Date;

                                (iii) all actions, proceedings, claims,
                        litigation, arbitration, mediation or other dispute resolution procedure pending or to the Actual Knowledge of Seller threatened, as of the Effective Date relating to or affecting the Assets;

         and for which Buyer has submitted a Claim Notice within one (1) year following the Closing Date in compliance with Section 8.2. NOTWITHSTANDING THE FOREGOING, SELLER'S FINANCIAL OBLIGATIONS UNDER THIS SECTION 8.1(a) SHALL NOT EXCEED, IN THE AGGREGATE, AN AMOUNT EQUAL TO FIFTY PERCENT (50%) OF THE PURCHASE PRICE AS ADJUSTED PURSUANT TO
         SECTION 2.2.

                      (b) Buyer. Except with respect to Taxes (which are covered in Part Five), Buyer shall indemnify, defend and hold harmless Seller, its Affiliates and its and their respective officers, directors, agents and employees from and against all Losses based upon, arising out of, in connection with, or relating to:

                                (i) any breach of any representation, warranty,
                        covenant or agreement of Buyer contained in the Agreement;

                                (ii) if the Closing occurs, any matter arising
                        in connection with the ownership or operation of the Assets from and after the Effective Date;

                                (iii) Buyer's inspection of the Assets as set
                        forth in Section 3.2(g) and 4.1(a);

                                (iv) any claims asserted by Third Persons
                        against Seller in reliance on any interpretive data conveyed by Seller to Buyer, to the extent such claims arise as a consequence of Buyer's disclosure of such data; and

                                (v) If Closing occurs, Losses attributable to
                        claims against Seller's bonds or similar instruments that remain in place after the Closing pursuant to
                        Section 4.2;

                                (vi) if the Closing occurs, the Assumed
                        Liabilities.


        Section 8.2 Method of Asserting Claims, Etc. Except for Claims under Parts 5 and 7, all claims for indemnification under the Agreement shall be asserted and resolved as follows:

                      (a) Third Party Claims. In the event that any claim for which a Party providing indemnification (the "Indemnifying Party") would be liable to a Party or any of its officers, directors, employees, agents, representatives or others entitled to indemnification hereunder (the "Indemnified Party") is asserted against or sought to be collected by a Third Person, the Indemnified Party shall promptly notify the Indemnifying Party of such claim, specifying the nature of such claim and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim) (the "Claim Notice"). The Indemnified Party shall have thirty (30) days from its receipt of the Claim Notice (the "Notice Period") to notify the Indemnified Party (i) whether or not it disputes its liability to the Indemnifying Party hereunder with respect to such claim, and (ii) if it does not dispute such liability, whether or not it desires, at its sole cost and expense, to defend the Indemnified Party against such claim; provided, however, that the Indemnified Party is hereby authorized prior to and during the Notice Period to file any motion, answer or other pleading which it shall deem necessary or appropriate to protect its interests. In the event that the Indemnifying Party notifies the Indemnified Party within the

        Notice Period that it does not dispute such liability and desires to defend against such claim or demand, then, except as hereinafter provided, the Indemnifying Party shall have the right to defend such claim or demand by appropriate proceedings, which proceedings shall be promptly settled or prosecuted to a final conclusion, in such a manner as to avoid any risk of the Indemnified Party becoming subject to liability. If the Indemnified Party desires to participate in, but not control, any such defense or settlement, it may do so at its own cost and expense. If the Indemnifying Party disputes its liability with respect to such claim, or elects not to defend against such claim, whether by not giving timely notice as provided above or otherwise, the Indemnified Party shall have the right but not the obligation to defend against such claim, and the amount of any such claim, or if the same be contested by the Indemnifying Party or by the Indemnified Party, then that portion thereof as to which such defense is unsuccessful, shall be conclusively deemed to be a liability of the Indemnifying Party hereunder (subject, if it has timely disputed liability, to a determination in accordance with Section 10.12 that the disputed liability is covered by this Part Eight.)

                      (b) Other Claims. In the event that the Indemnified Party shall have a claim against the Indemnifying Party hereunder which does not involve a claim or demand being asserted against or sought to be collected from it by a Third Person, the Indemnified Party shall promptly send a Claim Notice with respect to such claim to the Indemnifying Party. If the Indemnifying Party does not notify the Indemnified Party within the Notice Period that it disputes such claim, the amount of such claim shall be conclusively deemed a liability of the Indemnifying Party hereunder.

        Section 8.3 Payment. Payments under this Part Eight shall be made as follows:

                      (a) Payment for Undisputed Amounts. In the event that the Indemnifying Party is required to make any payment under this Part Eight, the Indemnifying Party shall promptly pay the Indemnified Party the amount so determined. If there should be a dispute as to the amount or manner of determination of any indemnity obligation owed under Part Six or this Part Eight, the Indemnifying Party shall nevertheless pay when due such portion, if any, of the obligation as shall not be subject to dispute. The difference, if any, between the amount of the obligation ultimately determined as properly payable under Part Six or this Part Eight and the portion, if any theretofore paid, shall bear interest at the Agreed Rate as provided in Section 8.3(b). Upon the payment in full of any claim, the Indemnifying Party shall be subrogated to the rights of the Indemnified Party against any Person or other entity with respect to the subject matter of such claim.

                      (b) Interest. If all or part of any indemnification obligation under the Agreement is not paid when due upon resolution of the claim, then the Indemnifying Party shall pay on demand to the Indemnified Party interest at the Agreed Rate on the unpaid amount of the obligation for each day from the date the amount became due until payment in full.

        Section 8.4 Disputed Claims. If the Indemnifying Party shall notify the Indemnified Party during the Notice Period of any Disputed Claim under Section 8.2, the Disputed Claims shall be subject to the Dispute Resolution Procedure pursuant to Section 10.12.

        Section 8.5 Applicability of Part Eight. This Part Eight does not apply to title matters (which are covered by Part Seven) or Tax matters (which are covered by Part Five). This Part Eight applies to certain Environmental Conditions only to the extent of a breach of the representation set forth in
Section 3.1(g), and Seller's obligation as set forth in Section 6.3(a), all other Environmental Conditions or other matters being expressly subject to the terms and conditions of Part Six.


                                    PART NINE

                              CONDITIONS PRECEDENT

        Section 9.1 Conditions Precedent of Seller. The obligations of Seller under the Agreement are subject, at the sole option of Seller, to the satisfaction, in Seller's sole opinion, at or prior to the Closing of the following conditions:

                      (a) Representations and Warranties True at Closing. The representations and warranties of Buyer contained in the Agreement or in any certificate or document delivered pursuant to the provisions hereof, or in connection with the transactions contemplated hereby, were true and complete when made, and shall be true and complete on and as of the Closing Date as though such representations and warranties were made at and as of such date except as otherwise expressly provided herein.

                      (b) Compliance with Agreement. On and as of the Closing Date, Buyer shall have performed and complied with all agreements, covenants and conditions required by the Agreement to be performed and complied with prior to or on the Closing Date.

                      (c) Validity of Agreement. The execution, delivery and performance of this Agreement and the transactions contemplated thereby have been duly and validly authorized by all necessary action, corporate or otherwise, on the part of Buyer.

                      (d) Approvals. Seller shall have obtained all approvals including, without limitation, those of its senior management and board of directors, necessary to consummate the proposed transaction.

                      (e) Opinion of Counsel. Seller shall have received an opinion dated as of the closing from Buyer's general counsel in substantially the form set forth in Exhibit 3.

                      (f) Buyer's Certificates. Seller shall have received (i) a certificate executed by a duly qualified officer of Buyer dated as of the Closing in substantially the form set forth in Exhibit 4 and a certificate of incumbency for such officer and (ii) certified copies of resolutions of Buyer's board of directors, as appropriate, authorizing and approving the execution, delivery and performance of the Agreement.

                      (g) Consents. Buyer shall have used reasonable best efforts to obtain all necessary consents of and filings with any Governmental Body relating to the consummation of the transactions contemplated by this Agreement.

                      (h) Injunction. On the Closing Date, there shall be no injunction, writ, or preliminary restraining order or any order of any nature issued by a court or other Governmental Body of competent jurisdiction directing that the transaction provided for herein or any of them not be consummated as herein provided or imposing any conditions on the consummation of the transactions contemplated hereby and no material proceeding or lawsuit shall have been commenced or threatened by any Governmental Body or other Third Person with respect to any of the transactions contemplated by the Agreement.

                      (i) Due Diligence Acknowledgment. Buyer shall deliver to Seller at Closing a signed acknowledgment in substantially the form set forth in Exhibit 5, stating that Buyer had sufficient and adequate time and opportunity to review all files, documents, and other information, which Seller has made available. Buyer shall also acknowledge that as a result of Buyer's due diligence, including but not limited to the aforementioned file review, it has fully satisfied itself as to the condition and value of the Assets.

                      (j) Conveyances. Buyer shall execute and acknowledge the assignments which are contained in Exhibit 1 (the "Assignments), the deeds which are contained in Exhibit 2 (the "Deeds"), as well as such certificates or other documents as are required to effect the transfer of the Assets.


                      (k) Additional Agreements. Buyer shall execute, acknowledge and deliver to Seller such other agreements as may be necessary to carry out the purposes of the Agreement.

        Section 9.2 Conditions Precedent of Buyer. The obligations of Buyer under this Agreement are subject, at the option of Buyer, to the satisfaction, in Buyer's sole opinion, at or prior to the Closing of the following conditions:

                      (a) Representations and Warranties True at Closing. The representations and warranties of Seller contained in the Agreement or in any certificate or document delivered pursuant to the provisions hereof, or in connection with the transactions contemplated hereby, were true and complete when made, and shall be true and complete on and as of the Closing Date as though such representations and warranties were made at and as of such date except as otherwise expressly provided herein.

                      (b) Compliance with Agreement. On and as of the Closing Date, Seller shall have performed and complied with all agreements, covenants, and conditions required by the Agreement to be performed and complied with prior to or on the Closing Date.

                      (c) Validity of Agreement. The execution, delivery and performance of this Agreement and the transactions contemplated thereby have been duly and validly authorized by all necessary action, corporate or otherwise, on the part of Seller.

                      (d) Opinion of Counsel. Buyer shall have received an opinion dated as of the Closing from Seller's counsel in substantially the form set forth in Exhibit 3.

                      (e) Seller's Certificate. Buyer shall have received (i) a Certificate executed by a duly qualified officer of Seller dated as of the Closing in substantially the form set forth in Exhibit 4 and a certificate of incumbency for such officer and (ii) certified copies of resolutions of Buyer's board of directors, as appropriate authorizing and approving the execution, delivery and performance of the Agreement.

                      (f) Consents. Seller shall have used reasonable efforts to obtain all necessary consents of and filings with any Governmental Body relating to the consummation of the transactions contemplated by the Agreement.

                      (g) Injunction. On the Closing Date, there shall be no injunction, writ, or preliminary restraining order or any order of any nature issued by a court or other Governmental Body of competent jurisdiction directing that the transaction provided for herein or any of them not be consummated as herein provided or imposing any conditions on the consummation of the transactions contemplated hereby and no material proceeding or lawsuit shall have been commenced or threatened by any Governmental Body or other Third Person with respect to any of the transactions contemplated by the Agreement.

                      (h) Conveyances. Seller shall execute, acknowledge and deliver to Buyer the Assignments as well as such certificates or other documents as are required to effect the transfer of the Assets, or the subsequent operation thereof. Buyer shall also execute and deliver such change of operator forms as are required by applicable Governmental Bodies to transfer operatorship of the Assets. Such documents as may be necessary to carry out the purpose of the Agreement.

                      (i) Release of Lien. Seller shall have delivered to Buyer, a release, as to the Assets, of the liens and security interests created by the Mortgage, Deed of Trust, Assignment, Security Agreement, Financing Statement and Fixture Filing dated as of May 1, 2002 as delivered to the Bank of Nova Scotia as agent as amended by the Amended and Restated Mortgage, Deed of Trust, Assignment, Security Agreement, Financing Statement and Fixture Filing dated July 16, 2003.

                      (j) Geophysical License. Seller shall deliver to Buyer, at no additional cost to Buyer beyond the Purchase Price, a geophysical license in a mutually agreeable form granting Buyer a license for the geophysical data acquired by Seller pursuant to the approximately 34 mile 2D seismic shoot in Garfield County, Colorado conducted on or about August 14, 2004 by Tesla Exploration, which license shall allow Buyer to provide access to (but not a copy or license of) such data to Buyer's partners and joint interest owners in the Assets. Should Buyer sell all or substantially all of the Assets, Buyer may transfer such license by notifying Seller in writing of the sale and Seller shall not be due any fee in connection with such transfer.

                      (k) Additional Agreements. Seller shall execute, acknowledge and deliver to Seller such other agreements as may be necessary to carry out the purposes of the Agreement.

        Section 9.3 Market Disruption. Notwithstanding anything to the contrary contained herein, in the event that a general moratorium on commercial banking activities or clearance services is declared by Federal authorities or a material disruption in commercial banking or securities settlement or clearance services in the United States occurs; Buyer's obligation to close may be delayed for a period not to exceed seven (7) days until such moratorium or disruption is resolved without forfeiture of the Performance Deposit; provided that Buyer uses its best efforts to effect the Closing as soon thereafter as possible. In the event that Buyer is unable to Close within such seven (7) day period, this Agreement may be terminated at Seller's sole option and Buyer shall forfeit the Performance Deposit.

                                    PART TEN

                                  MISCELLANEOUS


        Section 10.1 Notices. Except as otherwise expressly provided herein, all communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given and received when actually delivered to the addressee or received via facsimile at the number set forth below of the Party to be notified.

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

                      If to Seller:

                              Calpine Corp.
                              717 Texas Avenue
                              Houston, Texas 77002

                              Fax:          713.651.3056
                              Phone:        713.335.4001
                              Attention:    B. A. Berilgen

                              With a copy to:

                              50 West San Fernando Street
                              San Jose, California 95113

                              Fax:          408.975.4648
                              Phone:        408.792.1226
                              Attention:    Lisa Bodensteiner

                      If to Buyer:

                              Bill Barrett Corporation
                              1099 18th Street, Suite 2300
                              Denver, Colorado 80202

                              Fax:          (303) 291-0420
                              Phone:        (303) 293-9100
                              Attention:    President

                      With a copy to:

                              General Counsel

Any Party may, by written notice so delivered to the other, change the address to which the delivery shall thereafter be made.

        Section 10.2 Modification. The Agreement, including this Section 10.2 and the Exhibits and Schedules, shall not be modified except by an instrument in writing signed by or on behalf of all of the Parties.

        Section 10.3 GOVERNING LAW. THE AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO CONFLICTS OF LAWS PROVISIONS THEREOF WHICH WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION. ALL ASSIGNMENTS AND INSTRUMENTS EXECUTED IN ACCORDANCE WITH THE CONVEYANCES TO BE DELIVERED HEREUNDER SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE WHERE THE PROPERTIES CONVEYED THEREBY ARE LOCATED.

        Section 10.4 Exhibits. All Exhibits and Schedules thereto, and the terms thereof, which are referred to herein are hereby made a part of and incorporated herein by reference.

        Section 10.5 Counterparts. The Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

        Section 10.6 Invalidity. If any of the provisions of the Agreement including the Schedules and Exhibits, are held invalid or unenforceable, such invalidity or unenforceability shall not affect in any way the validity or enforceability of any other provision of the Agreement. In the event any provision is held invalid or unenforceable, the Parties shall attempt to agree on a valid or enforceable provision which shall be a reasonable substitute for such invalid or unenforceable provision in light of the tenor of the Agreement and, on so agreeing, shall incorporate such substitute provision in the Agreement.

        Section 10.7 Entire Agreement and Construction. Except for the Confidentiality Agreement, which shall terminate upon the Closing Date if the Closing occurs, this Agreement contains the entire agreement between the Parties with respect to the transactions contemplated hereby and all prior understandings and agreements shall merge herein. There are no additional terms, whether consistent or inconsistent, oral or written, which are intended to be part of the Parties' understandings which have not been incorporated into the Agreement and the Schedules. The Parties agree that they have jointly participated in the drafting and preparation of the Agreement and that the language of the Agreement shall be construed as a whole according to its fair meaning and not for or against either of the Parties hereto based upon that Party's role in the preparation of the Agreement.

        Section 10.8 Expenses. Except as otherwise expressly provided herein, each Party shall bear its fees, costs and expenses in connection with the transactions contemplated herein, including, without limitation, all legal and accounting fees and disbursements and fees and expenses of other advisors retained by such Party.

        Section 10.9 Waivers and Amendments. All amendments and other modifications hereof shall be in writing and signed by each of the Parties. Any Party may by written instrument (i) waive any inaccuracies in any of the representations or warranties made to it by any other Party contained in the Agreement or in any instruments and documents delivered to it pursuant to the Agreement, or (ii) waive compliance or performance by any other Party with or of any of the covenants or agreements made to it by any other Party contained in the Agreement. The delay or failure on the part of any Party hereto to insist, in any one instance or more, upon strict performance of any of the terms or conditions of the Agreement, or to exercise any right or privilege herein conferred shall not be construed as a waiver or any such terms, conditions, rights or privileges but the same shall continue and remain in full force and effect. All rights and remedies are cumulative.

        Section 10.10 Binding Effect: Assignment. All the terms, provisions, covenants, obligations, indemnities, representations, warranties and conditions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns. This Agreement may not be assigned by Buyer or Seller without the express written consent of the other, such consent not to be unreasonably withheld. Seller may condition its consent to assign this Agreement on Buyer providing Seller with an appropriate guarantee of its assignee's performance. In the event Buyer sells or assigns all or a portion of the Assets, this Agreement shall remain in effect between Buyer and Seller as to all the Assets regardless of such assignment.

        Section 10.11 Survival of Representations and Covenants. All representations and warranties contained in the Agreement shall survive the Closing and continue for one (1) year following the Closing Date, except those contained in Parts Six and Seven. The covenants, indemnities and agreements contained in the Agreement shall survive the Closing and continue in accordance with their respective terms.

        Section 10.12 Arbitration of Disputes. Seller and Buyer covenant with each other as follows:

                      (a) Generally. Any claim, controversy or dispute arising out of, relating to, or in connection with the Agreement or the agreements and transactions contemplated hereby, by Buyer or Seller, including the interpretation, validity, termination or breach thereof, shall be resolved solely in accordance with the dispute resolution procedures set forth in Schedule 10.12. The Parties covenant that they shall not resort to court remedies except as provided for in Schedule 10.12, or for preliminary relief in aid of arbitration.

                      (b) Violations. A Party who violates the covenants in
        Section 10.12(a) shall pay all the legal costs incurred by the other Parties in connection with the enforcement thereof. Suits, actions or proceedings in connection with violations of the covenants in Section
        10.12 and Schedule 10.12 shall be instituted in the United States District Court for the District of Colorado, and pursuant to Title IX of the United States Code. Each Party waives any option or objection which it may now or thereafter have to the laying of the venue in any such suit, action or proceeding and irrevocably submits to the jurisdiction of such court in any such suit, action or proceeding.

                      BY INITIALING IN THE SPACE BELOW YOU ARE AGREEING TO HAVE ANY DISPUTE ARISING OUT OF THIS AGREEMENT DECIDED BY NEUTRAL ARBITRATION AS PROVIDED BY COLORADO LAW AND THIS
                      SECTION 10.12. YOU ARE GIVING UP ANY RIGHTS YOU MIGHT POSSESS TO HAVE THE DISPUTE LITIGATED IN A COURT OR JURY TRIAL. BY INITIALING IN THE SPACE BELOW YOU ARE GIVING UP YOUR JUDICIAL RIGHTS TO DISCOVERY AND APPEAL, UNLESS THOSE RIGHTS ARE SPECIFICALLY INCLUDED IN THE ARBITRATION OF DISPUTES PROVISIONS. IF YOU REFUSE TO SUBMIT TO ARBITRATION AFTER AGREEING TO THIS PROVISION, YOU MAY BE COMPELLED TO ARBITRATE UNDER THE AUTHORITY OF THE COLORADO CODE OF CIVIL PROCEDURE. YOUR AGREEMENT TO THIS ARBITRATION PROVISION IS VOLUNTARY.

                      WE HAVE READ AND UNDERSTAND THE FOREGOING AND AGREE TO SUBMIT DISPUTES ARISING OUT OF MATTERS INCLUDED IN THE ARBITRATION OF DISPUTES PROVISION TO NEUTRAL ARBITRATION.

                           BUYER'S INITIALS: /s/ WJB  SELLER'S INITIALS: /s/ MG
                                            ---------                   --------

        Section 10.13 Conflict. Should terms and conditions of this Agreement be in conflict with the Assignment and Bill of Sale, or the Deed, as such are executed pursuant to the terms of this Agreement, the terms and conditions of this Agreement shall prevail.

        IN WITNESS WHEREOF, the Parties hereto have entered into the Agreement as of the date first herein above written.


                                         CALPINE CORPORATION


                                         By: /s/ Michael Gerlich
                                             -----------------------------------

                                         Date: August 18, 2004
                                               ---------------------------------


                                         CALPINE NATURAL GAS L.P.


                                         By: /s/ Michael Gerlich
                                             -----------------------------------

                                         Date: August 18, 2004
                                               ---------------------------------

                                         BILL BARRETT CORPORATION


                                         By: /s/ William J. Barrett
                                             -----------------------------------

                                         Date: August 18, 2004
                                               ---------------------------------